505 WATERFORD PARK

505 HIGHWAY 169

PLYMOUTH, MINNESOTA

LEASE

BETWEEN

FSP 505 WATERFORD CORP.,
a Delaware corporation

as Landlord

and

CAPITAL GROWTH SYSTEMS, INC.,
 a Florida Corporation

as Tenant

Date: April ___, 2007

TABLE OF CONTENTS

1.	Definitions:	1
2.	Lease Grant.	4
3.	Lease Term; Acceptance of Premises.	5
4.	Use.	5
5.	Payment of Rent.	6
6.	Basic Operating Costs.	6
7.	Late Payments; Dishonored Checks.	12
8.	Security Deposit.	12
9.	Services to be Furnished by Landlord.	14
10.	Graphics; Signage.	17
11.	Telecommunications.	17
12.	Repairs and Maintenance by Landlord	18
13.	Maintenance by Tenant.	18
14.	Repairs by Tenant.	18
15.	Alterations, Additions, Improvements.	19
16.	Laws and Regulations; Disability Laws; Building Rules and Regulations.	20
17.	Rights Reserved to Landlord	23
18.	Assignment and Subletting.	23
19.	Mechanic's Liens.	24
20.	Property Insurance	24
21.	Liability Insurance.	24
22.	INDEMNITY.	25
23.	WAIVER OF SUBROGATION RIGHTS	26
24.	Casualty Damage.	27
25.	Condemnation.	27
26.	DAMAGES FROM CERTAIN CAUSES.	28
27.	Default by Tenant.	29
28.	Default by Landlord	31
29.	Quiet Enjoyment	32
30.	Holding Over	32
31.	Change of Building Name or Common Areas.	32
32.	Subordination to Mortgage; Estoppel Agreement.	32
33.	Landlord's Lien; Security Interest.	33
34.	Attorney's Fees	33

i

35.	No Implied Waiver.	34
36.	Independent Obligations.	34
37.	Recourse Limitation	34
38.	Notices	34
39.	Severability	35
40.	Recordation	35
41.	Governing Law	35
42.	Force Majeure	35
43.	Time of Performance	35
44.	Transfers by Landlord	35
45.	Commissions.	35
46.	Financial Statements.	35
47.	Tenant’s Standing and Authority	36
48.	Effect of Delivery of Lease	36
49.	WAIVER OF WARRANTIES AND ACCEPTANCE OF CONDITION	36
50.	Merger of Estates	37
51.	Survival of Indemnities and Covenants	37
52.	Headings	37
53.	Entire Agreement; Amendments	37
54.	Exhibits	37
55.	Joint and Several Liability	37
56.	Multiple Counterparts	37
57.	Mail	37
58.	Relocation	37
59.	Anti-Terrorism Certification	38

EXHIBIT “A” - Property Description
EXHIBIT “B” - Floor Plan
EXHIBIT “C” - Rules and Regulations
EXHIBIT “D” - Intentionally Omitted
EXHIBIT “E” - Location of Parking Areas
EXHIBIT “F” - Form of Confidentiality Agreement
EXHIBIT “G” - Intentionally Omitted
EXHIBIT "H" - Intentionally Omitted

ii

LEASE

THIS LEASE (“Lease”) is entered into as of April , 2007 (the “Effective Date”), between FSP 505 WATERFORD CORP., a Delaware corporation, (“Landlord”), and CAPITAL GROWTH SYSTEMS, INC., a Florida Corporation (“Tenant”).

W I T N E S S E T H:

1. Definitions: As used in this Lease, the following terms shall have the meanings set forth below:

(a) "Alterations" will have the meaning provided in Section 15(a).

(b) “Base Rental” means the following monthly rental installments:

Month (1) through Month (12)	$3,607.50per month NNN $15.00 PSF
Month (13) through Month (24)	$3,727.75 per month NNN $15.50 PSF

(c) “Basic Operating Costs” shall have the meaning given to such term in Section 6.

(d) “Broker” means United Properties Brokerage LLC, representing Landlord, and Wayzata Properties, representing Tenant.

(e) “Building” means the building situated on the Land, known as “505 Waterford Park” and having an address of (505 North U.S. Highway 169 in the City of Plymouth, County of Hennepin, State of Minnesota (the Land, building and all equipment, machinery and fixtures contained therein and forming a part thereof being hereinafter collectively referred to as the “Building”).

(f) “Building Standard” means the level of service or type of equipment standard in the Building or the type, brand and/or quality of materials Landlord designates from time to time to be the minimum type, brand and/or quality to be used in the Building or the exclusive type, grade or quality of material to be used in the Building.

(g) “Commencement Date” means April 15, 2007.

(h) “Common Areas” means all areas, spaces, facilities and equipment (whether or not located within the Building or on the Land) made available by Landlord for the common and joint use of Landlord, Tenant and others designated by Landlord using or occupying space in the Building, including, but not limited to, tunnels, loading docks, walkways, sidewalks and driveways necessary for access to the Building, Parking Areas, Building lobbies, atriums, landscaped areas, public corridors, public rest rooms, Building stairs, elevators open to the public, service elevators (provided that such service elevators shall be available only for tenants of the Building and others designated by Landlord), drinking fountains and any such other areas and facilities, if any, as are designated by Landlord from time to time as Common Areas, including, but not limited to, any such areas so designated by Landlord on a single-tenant floor of the Building. Included as Common Areas are the Building's conference room, the workout facilities and showers in the Building, and the pond and walking trails on the Land.

(i) “Default Rate” means the lesser of (1) the Prime Rate plus five percent (5%) per annum or (2) the maximum rate of interest then permissible for a commercial loan to Tenant in the State of Minnesota.

(j) "Disability Laws" will have the meaning set forth in Section 15.

(k) “Effective Date” means the date set forth in the initial paragraph of this Lease.

(l) Intentionally Deleted.

(m)  Intentionally Deleted

(n) “Initial Improvements” Tenant shall accept the Premises in its current “as-is” “where-is” condition. Landlord shall have no obligation to make any improvements or alterations other than those tenant improvements being constructed pursuant to the Tenant Improvements Agreement attached hereto as Exhibit “D”

(o) "Insurance Costs” will have the meaning set forth in Section 6(d)(5).

(p) "Land" means the parcel of land more fully described on Exhibit "A".

(q) “Landlord’s Premises” means the Land, the Building, the Parking Areas and all appurtenances, improvements, equipment and fixtures thereon and therein owned by Landlord.

(r) “Landlord Related Party” means any officer, director, partner, employee, agent or contractor of Landlord.

(s) “Lease Term” means twenty-four (24) months.

(t) “Lease Year” means a period of twelve (12) consecutive calendar months. Notwithstanding the foregoing, the first Lease Year shall begin on the Commencement Date and end on the last day of the month which is twelve full calendar months from the Commencement Date. (By way of example only, if the Commencement Date is January 15, 2007, the first Lease Year would end on January 31, 2008).

(u) “Leasehold Improvements” means those improvements that have been made to the Premises by Tenant.

(v) “Market Area” means the West office sub-market of the Minneapolis-St.Paul, Minnesota metropolitan area.

(w) “Normal Business Holidays” means New Years Day, Memorial Day, July 4th (Independence Day), Labor Day, Thanksgiving, Christmas Day and any other day which shall be recognized by office tenants generally (excluding federal or state banking institutions) as a national holiday on which employees are not required to work.

(x) “Normal Business Hours” for the Building means 7:00 a.m. to 6:00 p.m. on Monday through Friday and Saturdays from 8:00 a.m. to 1 p.m., exclusive of Normal Business Holidays.

(y) “Parking Areas” means any and all areas located upon the Land from time to time designated for the parking of vehicles. The Parking Areas include the "Deck Parking Area," the reserved area beneath the Deck Parking Area and the "Underground Parking Area," each as shown on Exhibit "E".

(z) “Premises” means Suite 175 located on the First floor of the Building, being outlined on the floor plan(s) attached to this Lease as Exhibit “B” and incorporated herein by reference.

(aa) “Prime Rate” means the per annum rate of interest announced or published from time to time by Bank of America, N.A. (or its successors or assigns) as its prime commercial lending rate.

(bb) “Rent” means, collectively, the Base Rental, the Tenant's Share of Basic Operating Costs (as provided in Section 6) and all other sums of money becoming due and payable to Landlord under this Lease.

(cc) “Rentable Area of the Building” means (and is hereby conclusively agreed by Landlord and Tenant to deemed to be) 251,165 square feet, irrespective of whether the same should be more or less as a result of variations resulting from later re-measurement.

(dd) “Rentable Area of the Premises” means (and is hereby conclusively agreed by Landlord and Tenant to be deemed to be) two thousand, eight hundred and eighty-six (2,886) square feet, irrespective of whether the same should be more or less as a result of variations resulting from later re-measurement or actual construction and completion of the Premises for occupancy. Any reference to "Rentable Square Foot" refers to the Rentable Area of the Premises.

(ee) “Rules and Regulations” means the rules and regulations for Landlord’s Premises set forth on Exhibit “C” attached hereto and incorporated herein by reference, and any rules and regulations that be adopted or altered by Landlord in accordance with Section 26 or Exhibit “C”.

(ff) “Security Deposit”. Security Deposit means the sum of ($12,289.55) which shall be paid to Landlord by Tenant contemporaneously with Tenant’s delivery of an executed copy of this Lease to Landlord and which shall be paid, delivered, held and disbursed subject to and in accordance with the provisions of Section 8 below.

(gg) “Service Areas” means those areas, spaces, facilities and equipment serving the Building (whether or not located within the Building), but to which Tenant and other occupants of the Building will not have access, including, but not limited to, service elevators, mechanical, telephone, electrical, janitorial and similar rooms and air and water refrigeration equipment.

(hh) "State" means the State of Minnesota.

(ii)  "Substantial Completion" shall have the meaning ascribed thereto in Section 9 of the Tenant Improvements Agreement attached hereto as Exhibit “D”.

(jj) “Taxes” means all taxes, assessments and governmental charges, whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing Landlord’s Premises or by others, subsequently created or otherwise and any other taxes, association dues and assessments attributable to Landlord’s Premises or its operation, excluding, however, federal and state income taxes, franchise taxes, inheritance, estate, gift, corporation, net profits or any similar tax for which Landlord becomes liable and/or which may be imposed upon or assessed against Landlord.

(kk) “Tenant Related Party” means any officer, director, partner, employee, agent or contractor of Tenant.

(ll) “Tenant's Share” means 1.15%, which is the proportion which the Rentable Area of the Premises bears to the Rentable Area of the Building.

(mm) “Tenant's Share of Basic Operating Costs” means the Tenant's Share of the Basic Operating Costs, as more fully described in Section 6 of this Lease.

2. Lease Grant.

(a) Upon the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises and the non-exclusive right to use the Common Areas, subject to all of the terms and conditions of this Lease (including the Rules and Regulations).

(b) Except as provided in Exhibit "K” to this Lease, there is no parking reserved for Tenant or the Premises. The Deck Parking Area (excluding the underground portion thereof) is provided for the non-exclusive and common use of Landlord, all tenants of the Building, and their respective employees, agents, subtenants, licensees, visitors, guests and invitees. Tenant will be entitled to the use of the unreserved Deck Parking Area without additional charge or fee, as part of the Common Area, but without assurance as to any specific number of available spaces. Reserved parking spaces under the Deck Parking Area may be leased at the then applicable rate, subject to availability. Reserved parking spaces in the Underground Parking Area may be leased at the then-applicable rate, subject to availability. No preferences or priorities will be given to Tenant as opposed to any other tenants of the Building in securing either form of premium parking and the use of the premium spaces will be subject to the terms of the parking license and any applicable rules and regulations issued in connection with such space.

(c) Tenant will have no right of access to the roof of the Building and shall not install, repair or replace any aerial, fan, air conditioner, or other device on the roof of the Building without the prior written consent of Landlord.

(d) Except as provided in Exhibit "L” to this Lease, there is no storage space reserved for Tenant or the Premises. Storage space may be leased at the then applicable rate, subject to availability. No preferences or priorities will be given to Tenant as opposed to any other tenants of the Building in securing storage space and the use of storage space will be subject to the terms of the storage space license and any applicable rules and regulations issued in connection with such storage space.

3. Lease Term; Acceptance of Premises. (a) This Lease shall continue in force during a period beginning on the Effective Date of this Lease and ending on the expiration of the Lease Term, unless this Lease is terminated early (pursuant to a right to so terminate specifically set forth in this Lease) or extended to a later date pursuant to any other term or provision hereof.

(b) Tenant accepts the Premises as-is where-is and acknowledges that the Premises are currently vacant, but otherwise in acceptable condition for Tenant to make the Initial Improvements, which will be performed in accordance with the Tenant Improvements Agreement attached hereto as Exhibit "D".

(c) The completion of the Initial Improvements is not a condition precedent to the Commencement Date or the obligation to pay Rent in accordance with the terms of this Lease.

4. Use.

(a) The Premises shall be used solely for general office purposes and for no other purpose. Tenant shall (i) secure the doors providing access to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Related Parties and any of Tenant’s transferees, contractors or licensees in the Common Areas and Landlord’s Premises, from unlawful intrusion, theft, fire and other hazards; (ii) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (iii) cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that Landlord is not a guarantor of the security or safety of Tenant, its employees and invitees or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities, subject, however, to Landlord’s obligation to provide the services set forth in Section 9(a) below.

(b) Tenant agrees not to overburden the unrestricted Parking Areas. Landlord reserves the right in its absolute discretion to determine whether the Parking Areas are becoming overburdened and to allocate and assign parking spaces among Tenant and other tenants, and to reconfigure the Parking Areas as Landlord deems appropriate.

5. Payment of Rent.

(a) Except as otherwise expressly provided in this Lease, the Rent shall be due and payable to Landlord in advance in monthly installments on the first (1st) day of each calendar month during the Lease Term, at Landlord's address as provided on the signature page of this Lease or to such other person or at such other address as Landlord may from time to time designate in writing. Landlord may, at its option, bill Tenant for Rent, but no delay or failure by Landlord in providing such a bill shall relieve Tenant from the obligation to pay the Base Rental and Tenant's Share of Basic Operating Costs on the first (1st) day of each month as provided herein. All payments shall be in the form of a check unless otherwise agreed by Landlord, provided that payment by check shall not be deemed made if the check is not duly honored with good funds. The Rent shall be paid without notice, demand, abatement, deduction or offset, except as otherwise expressly provided in this Lease.

(b) If the Lease Term commences on other than the first (1st) day of a calendar month, then the Base Rental for such partial month shall be prorated and paid at the rental rate applicable during the first full month of the Lease Term. Any such prorated Base Rental, plus the Base Rental for the first full month of the Lease Term for which Base Rental is payable, is being deposited with Landlord by Tenant contemporaneously with the delivery by Tenant to Landlord of an executed copy of this Lease and shall be applied to the payment of Base Rental by Landlord for the appropriate periods without any further notice by Tenant. If the Lease Term commences or ends at any time other than the first day of a calendar year, the Tenant's Share of Basic Operating Costs shall be prorated for such year according to the number of days of the Lease Term in such year.

(c) Tenant will deliver to Landlord, with the executed copy of this Lease, (i) the initial monthly payment for Month one (1) of Base Rental of $3,607.50, and (ii) the initial monthly payment for Month one (1) of the estimated Tenant's Share of Basic Operating Costs, which will be based on calendar year 2007 estimates until subsequently adjusted as hereinafter provided, and Landlord has estimated to be $2,537.28 per month, for a total payment to be made with delivery of the Lease of $6144.78.

6. Basic Operating Costs.

(a) Landlord shall arrange for the services and utilities described in Section 9 to be available for use by Tenant.

(b) Tenant shall also pay to Landlord Tenant's Share of Basic Operating Costs, as additional rental, in monthly installments in accordance with Section 5. Beginning on the Commencement Date (which amount will be delivered with the executed Lease, as provided in Section 5), Tenant will pay to Landlord each month on the first day of the month an amount equal to one-twelfth (1/12) of Tenant's Share of Basic Operating Costs for the calendar year in question as reasonably estimated by Landlord, with an adjustment to be made between the parties at a later date as hereinafter provided. [If the Commencement Date is not the first day of a calendar month, Tenant will pay a pro-rated portion of Tenant’s Share of Basic Operating Costs for such partial month with the initial payment. Furthermore,] Landlord may from time to time, but not more than three (3) times during any Lease Year, furnish Tenant with notice of a re-estimation of the amount of Tenant's Share of Basic Operating Costs, and Tenant shall commence paying its re-estimated Tenant's Share of Basic Operating Costs on the first day of the month following receipt of said notice. The failure of Landlord to estimate Basic Operating Costs and bill Tenant on a monthly basis shall in no event relieve Tenant of its obligation to pay Tenant's Share of Basic Operating Costs. In the event the Building is not at least ninety-five percent (95%) occupied during any year of the Lease Term (including the calendar year in which the Lease Term commences), the Basic Operating Costs shall be “grossed up” by increasing the variable components of Basic Operating Costs to the amount which Landlord projects would have been incurred had the Building been ninety-five percent (95%) occupied during such year, such amount to be annualized for any partial year.

(c) By April 1 of each calendar year during Tenant's occupancy (including the calendar year following the year in which the Lease Term is terminated), or as soon thereafter as possible, Landlord shall furnish to Tenant a statement of Tenant's Share of Basic Operating Costs (the “Statement”). In the event of an underpayment by Tenant because of any difference between the amount, if any, collected by Landlord from Tenant for the estimated Tenant's Share of Basic Operating Costs and the actual amount of Tenant's Share of Basic Operating Costs, Tenant shall pay the amount of such underpayment to Landlord within thirty (30) days following delivery of the Statement. In the event of an overpayment by Tenant because of any difference between the amount, if any, collected by Landlord from Tenant for the estimated Tenant's Share of Basic Operating Costs and the actual amount of Tenant's Share of Basic Operating Costs, Landlord shall credit such overpayment against the next succeeding monthly installments of Tenant’s Share of Basic Operating Costs or, if this Lease shall have terminated, pay the amount of such overpayment to Tenant with delivery of Statement to Tenant. This provision shall survive the expiration or other termination of this Lease.

(d) “Basic Operating Costs” means all costs and expenses incurred in each calendar year of operating, maintaining, repairing, managing and owning Landlord’s Premises, including, without limitation, the following:

(1) Reasonable wages, salaries and other compensation of all employees engaged in the direct operation and maintenance of Landlord’s Premises, employer's social security taxes, unemployment taxes or insurance and any other taxes which may be levied on such wages, salaries and other compensation, and the cost of medical, disability and life insurance and pension or retirement benefits for such employees; provided, however, with respect to employees engaged in the operation and maintenance of other buildings owned by Landlord (or an affiliate of Landlord), other than Landlord’s Premises, such items shall be fairly apportioned among all such buildings;

(2) Cost of leasing or purchasing all supplies, tools, equipment and materials used in the operation, maintenance, repair and management of Landlord’s Premises;

(3) Except to the extent the same are paid directly or separately by Tenant (in which case the equivalent costs attributable to any other tenant shall be excluded so that, for example, if Tenant pays separately for electricity used in the Premises, there shall be excluded from Basic Operating Costs, the cost of electricity furnished to all other tenants) to the applicable provider or to Landlord, the cost of all utilities for Landlord’s Premises (both interior and exterior), including, without limitation, the cost of water and power, electrical utilities, sewage, heating, lighting, air conditioning and ventilation for Landlord’s Premises;

(4) Cost of all maintenance and service agreements for Landlord’s Premises and surrounding grounds, including, but not limited to, janitorial service, pest control, security service, equipment leasing, energy management system leasing, landscape maintenance, alarm service, window cleaning, metal finishing and elevator maintenance;

(5) Cost of all insurance relating to Landlord’s Premises (collectively, “Insurance Costs”), including, but not limited to, fire and extended coverage insurance, rental interruption insurance and liability insurance applicable to Landlord’s Premises and Landlord's personal property used in connection therewith, plus the cost of all deductible payments made by Landlord in connection therewith (but only to the extent not already deducted as a Basic Operating Cost);

(6) All Taxes (if the amount of Taxes payable for any calendar year is changed by final determination of legal proceedings, settlement, or otherwise, such changed amount shall be the Taxes for such year);

(7) Cost of repairs and general maintenance for Landlord’s Premises (excluding such repairs and general maintenance paid by insurance proceeds or by Tenant or other third parties);

(8) Costs of performing responsibilities allocable to Landlord’s Premises and costs of contributions allocable to Landlord’s Premises in connection with the common elements and operation of the Project;

(9) Legal expenses incurred with respect to Landlord’s Premises which relate directly to the operation of Landlord’s Premises and which benefit all of the tenants of Landlord’s Premises generally, such as legal proceedings to abate offensive activities or uses or reduce property taxes, but excluding legal expenses related to the collection of Rent or to the sale, leasing or financing of Landlord’s Premises;

(10) Fees for reasonable and customary management services, whether provided by an independent management company, by Landlord or by any affiliate of Landlord, but only to the extent that the costs of such services do not exceed competitive costs for comparable services in comparable buildings of the class, type, size, age and location of the Building in the Market Area;

(11) Expenses incurred in order to comply with any federal, state or municipal law, code or ordinance, or regulation which was not promulgated, or which was promulgated but not in effect or applicable to Landlord’s Premises, as of the Effective Date of this Lease;

(12) Amortization of the cost of installation of capital investment items which (A) Landlord reasonably believes will either (i) reduce (or avoid increases in) Basic Operating Costs, or (ii) promote safety, or (B) may be required in order to comply with any federal, state or municipal law, code or ordinance, or regulation which was not promulgated, or which was promulgated but was not in effect or applicable to Landlord’s Premises, as of the Effective Date of this Lease. All costs of such capital investment items shall be amortized, together with an amount equal to interest at twelve percent (12%) per annum, with the amortization schedule being determined in accordance with generally accepted accounting principles and in no event to extend beyond the remaining useful life of the Building; and

(13) Costs of ad valorem tax consultants.

(e) Notwithstanding anything to the contrary in this Lease, Basic Operating Costs shall not include any expenses or costs for the following items:

(1) Except as provided in Section 6(d)(11), costs that under generally accepted accounting principles are required to be classified as capital expenditures, and related amortization thereof;

(2) Except as provided in Section 6(d)(11), depreciation or amortization of the Building or its contents or components;

(3) Expenses for the preparation of space (including tenant finish out costs) or other similar type work which Landlord performs for any tenant or prospective tenant of the Building;

(4) Expenses incurred in leasing or obtaining new tenants or retaining existing tenants, including, but not limited to, marketing costs and leasing commissions;

(5) Except as provided in Section 6(d)(9) or Section 6(d)(13), legal expenses;

(6) Interest, amortization or other costs associated with any mortgage, loan or refinancing of Landlord’s Premises; or

(7) Any ground rent incurred for Landlord’s Premises.

(8) Expenses in connection with services or other benefits which are not offered to Tenant or which are provided exclusively to another tenant or occupant of the Building or Project;

(f) If there exists any dispute as to the calculation of Tenant's Share of Basic Operating Costs (a “Dispute”), the events, errors, acts or omissions giving rise to the Dispute shall not constitute a breach or default by Landlord nor shall Landlord be liable to Tenant, except as specifically provided below. If there is a Dispute, Tenant shall so notify Landlord in writing within thirty (30) days after receipt of the Statement. Such notice shall specify the items in Dispute. Notwithstanding the existence of a Dispute, Tenant shall timely pay the amount in dispute as and when required under this Lease, provided such payment shall be without prejudice to Tenant's position. Upon receipt of such payment, Landlord shall thereafter provide Tenant with such supplementary information regarding the items in Dispute as may be reasonably requested by Tenant in an effort to resolve such Dispute; provided, however, that Landlord shall not be required to provide any supplementary information to Tenant unless all sums shown to be due by Tenant on the Statement are paid in full. If Landlord and Tenant are unable to resolve such Dispute, such Dispute shall be referred to a mutually satisfactory third party certified public accountant for final resolution, subject to the audit rights of Tenant contained in Section 6(g). The cost of such certified public accountant shall be paid by the party found to be least accurate (in terms of dollars in dispute). If a Dispute is resolved in favor of Tenant, Landlord shall, within thirty (30) days thereafter, refund any overpayment to Tenant, together with interest from the time of such overpayment at ten percent (10%) per annum. The determination of such certified public accountant shall be final and binding, subject to the audit rights of Tenant contained in Section 6(g), and final settlement shall be made within thirty (30) days after receipt of such accountant's decision. If Tenant fails to dispute the calculation of Tenant's Share of Basic Operating Costs in accordance with the procedures and within the time periods specified in this Section 6(f), or request an audit of the Basic Operating Costs in accordance with the procedures and within the time periods specified in Section 6(g), the Statement shall be considered final and binding for the calendar year in question.

(g) Tenant, at Tenant's expense, shall have the right, no more frequently than once per calendar year, following thirty (30) days' prior written notice (such written notice to be given within thirty (30) days following Tenant's receipt of Landlord's Statement delivered in accordance with Section 6(c)) to Landlord, to audit Landlord's books and records relating to Basic Operating Costs for the immediately preceding calendar year only; provided that such audit must be concluded within sixty (60) days after Tenant's receipt of Landlord's Statement for the year to which such audit relates; and provided further that the conduct of such audit must not unreasonably interfere with the conduct of Landlord's business. Without limitation upon the foregoing, Tenant's right to audit Landlord's books and records shall be subject to the following conditions:

(1) No audit shall be allowed unless Basic Operating Costs for the calendar year in question have increased by more than five percent (5%) over Basic Operating Costs for the immediately preceding calendar year;

(2) Such audit shall be conducted during Normal Business Hours and at the location where Landlord maintains its books and records;

(3) Tenant shall deliver to Landlord a copy of the results of such audit within five (5) days after its receipt by Tenant;

(4) No audit shall be permitted if an Event of Default by Tenant has occurred and is continuing under this Lease, including any failure by Tenant to pay an amount in Dispute;

(5) Provided such audit does not result in a credit or refund for overpaid Basic Operating Costs Tenant shall reimburse Landlord within ten (10) days following written demand for the cost of all copies requested by Tenant's auditor;

(6) Such audit must be conducted by an independent, nationally-recognized accounting firm or a local accounting firm reasonably acceptable to Landlord that is not being compensated by Tenant on a contingency fee basis and which has agreed with Landlord in writing to keep the results of such audit confidential by executing and delivering to Landlord a confidentiality agreement in the form of Exhibit “F” attached to this Lease, such confidentiality agreement to also be signed and delivered to Landlord by Tenant;

(7) No subtenant shall have the right to audit;

(8) If, for any calendar year, an assignee of Tenant (as permitted by this Lease) has audited or given notice of an audit, Tenant will be prohibited from auditing such calendar year, unless in the case of an audit having been noticed but not yet performed by such assignee, the assignee withdraws its audit notice, and, similarly, if Tenant has audited such calendar year or given such notice, the foregoing restrictions of this Section 6(g)(8) will apply to the assignee's right to audit; and

(9) Any assignee's audit right will be limited to the period after the effective date of the assignment.

Unless Landlord in good faith disputes the results of such audit, an appropriate adjustment shall be made between Landlord and Tenant to reflect any overpayment or underpayment of Tenant's Share of Basic Operating Costs within thirty (30) days after delivery of such audit to Landlord. In the event of an overpayment by Tenant, within thirty (30) days following the delivery of such audit, Landlord shall, if no Event of Default exists hereunder, make a cash payment to Tenant in the amount of such overpayment, or, if an Event of Default exists hereunder, credit such overpayment against delinquent Rent and make a cash payment to Tenant for the balance. In the event Landlord in good faith disputes the results of any such audit, the parties shall in good faith attempt to resolve any disputed items. If Landlord and Tenant are able to resolve such dispute, final settlement shall be made within thirty (30) days after resolution of the dispute. If the parties are unable to resolve any such dispute, any sum on which there is no longer dispute shall be paid and any remaining disputed items shall be referred to a mutually satisfactory third party certified public accountant for final resolution. The cost of such certified public accountant shall be paid by the party found to be least accurate (in terms of dollars in dispute). The determination of such certified public accountant shall be final and binding and final settlement shall be made within thirty (30) days after receipt of such accountant's decision.

(h) Landlord may at any time designate a fiscal year in lieu of a calendar year and in such event, at the time of such a change, there may be a billing for the fiscal year which is less than twelve (12) calendar months.

(i) Landlord reserves, and Tenant hereby assigns to Landlord, the sole and exclusive right to contest, protest, petition for review, or otherwise seek a reduction in Taxes.

(j) Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions of this Lease for determining charges, amounts and rent payable by Tenant (including without limitation, payments Tenant’s Share of Basic Operating Costs) are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges.

7. Late Payments; Dishonored Checks.

(a) In the event any installment of Rent is not received within ten (10) days after the date due (without in any way implying Landlord's consent to such late payment), Tenant, to the extent permitted by law, agrees to pay, in addition to said installment of Rent, a late payment charge equal to seven percent (7%) of the installment of Rent due, it being understood that said late payment charge shall be for the purpose of reimbursing Landlord for the additional costs and expenses which Landlord presently expects to incur in connection with the handling and processing of late payments. In the event of any such late payment(s) by Tenant, the additional costs and expenses so resulting to Landlord will be difficult to ascertain precisely and the foregoing charge constitutes a reasonable and good faith estimate by the parties of the extent of such additional costs and expenses. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any other rights or remedies granted hereunder unless such default is otherwise cured within the time period provided in this Lease.

(b) In addition to the late payment charge contained in Section 7(a), all Rent, if not paid within thirty (30) days of the date due, shall, at the option of Landlord, and to the extent permitted by law, bear interest from the date due until paid at the Default Rate.

(c) If any check is tendered by Tenant and not duly honored with good funds, Tenant shall, in addition to any other remedies available to Landlord under this Lease, pay Landlord a “NSF” fee of $25.00.

8. Security Deposit.

(a) The Security Deposit shall be deposited with Landlord by Tenant contemporaneously with the delivery by Tenant to Landlord of this Lease. The Security Deposit shall be held by Landlord, without liability for interest, as security for the performance by Tenant of Tenant's covenants and obligations under this Lease. The Security Deposit may be co-mingled with other funds generally held by Landlord in connection with the operation of Landlord’s Premises. If Tenant fails to pay Rent or any other amount owed to Landlord under this Lease, Landlord may, from time to time, without prejudice to any other remedy, recoup from the Security Deposit the amount necessary to make good any such arrearages of Rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit (and specifically excluding the application of the Security Deposit in accordance with paragraph (b) below), Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Landlord transfers its interest in Landlord’s Premises during the term of this Lease, Landlord shall assign the Security Deposit to the transferee and upon assumption by such transferee of liability for the Security Deposit, Landlord shall have no further liability for the return of such Security Deposit.

(b) If The Security Deposit is to be in the form of a letter of credit, the following additional provisions shall apply:

(i) Tenant shall deliver to Landlord concurrent with Tenant’s execution of this Lease, an unconditional, clean, irrevocable standby letter of credit (the “L-C”) in the initial amount of the Security Deposit, which L-C shall be issued by a money-center bank which is acceptable to Landlord, and which L-C may be presented for payment in a U.S. location acceptable to Landlord. The L-C shall be in form and content as attached hereto as Exhibit "H" for an initial term of not less than one year, automatically renewing for one year periods until a final expiry not earlier than ninety (90) days after the expiration of the original Term. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C.

(ii) If Tenant fails to renew or replace the L-C at least thirty (30) days before its expiration, Landlord may, but shall not be required to, draw upon all or any portion of the L-C, and hold the proceeds of such draw as the Security Deposit (such proceeds, “L-C Security Deposit”).

(ii) If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, draw upon all or any portion of the L-C for payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or may become obligated to spend by reason of Tenant’s default; or to compensate Landlord for any other loss, cost or damage that Landlord may suffer by reason of Tenant’s default. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the L-C and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the L-C which is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord and deemed an L-C Security Deposit. If any portion of the L-C is drawn upon, Tenant shall, within five (5) days after written demand therefor, either (i) deposit cash with Landlord (which cash shall be applied by Landlord to the L-C Security Deposit) in an amount sufficient to cause the sum of the L-C Security Deposit and the amount of the remaining L-C to be equivalent to the amount of the Security Deposit required under this Lease or (ii) reinstate the L-C to the amount then required under this Lease. If any portion of the L-C Security Deposit is used or applied, Tenant shall, within two (2) days after written demand therefor, deposit cash with Landlord (which cash shall be applied by Landlord to the L-C Security Deposit) in an amount sufficient to restore the L-C Security Deposit to the amount required under this Lease, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the L-C Security Deposit and/or the L-C, or any balance thereof, shall be returned to Tenant within sixty (60) days following the later of the expiration of the Term or the vacating of the Premises by Tenant.

9. Services to be Furnished by Landlord.

(a) So long as no Event of Default exists under this Lease beyond any applicable grace period, Landlord agrees to furnish Tenant the following services:

Facilities for hot and cold water at those points of supply provided for general use of other tenants in the Building and as necessary to service any kitchen facilities within the Premises approved by Landlord and provided solely for the use of Tenant and its employees, and central heat and air conditioning in season (the cost of such service to be paid by Tenant and other tenants of Landlord’s Premises in accordance with Section 6(d)(3), and the cost of such service during other than Normal Business Hours to be paid as set forth in Section 9(a)(8)), during Normal Business Hours, at such temperatures and in such amounts as are considered to be standard for similar class office buildings within a three (3) mile radius of the Building or as required by governmental authorities (including energy conservation requirements).

(1)  Routine maintenance for all Common Areas and Service Areas of the Building in the manner and to the extent deemed by Landlord to be standard.

(2)  Janitorial service at a level comparable to that provided in similar class office buildings within a three (3) mile radius of the Building.

(3)  All Building Standard fluorescent and incandescent bulb and ballast replacement in the Premises, the Common Areas and the Service Areas.

(4)  Tenant shall have access to the Building at all times provided, however, except during Normal Business Hours, access to the Building (or to the floor on which the Premises are located) shall be limited through the use of master entry cards, a card reader entry system and/or keys. Tenant shall receive five (5) master entry cards and/or keys. Tenant shall reimburse Landlord for the cost of each additional card and/or key and for each replacement card and/or key for any card and/or key lost by or stolen from Tenant. The cost of additional keys shall be $3.50 per key and the cost of additional cards shall be $10.00 per card. Tenant agrees to surrender all master entry cards and/or keys in its possession upon the expiration or earlier termination of this Lease. Any lost cards and/or keys shall be canceled. TENANT SHALL INDEMNIFY AND HOLD LANDLORD AND ANY LANDLORD RELATED PARTY HARMLESS FROM, AND REIMBURSE LANDLORD AND ANY LANDLORD RELATED PARTY FOR AND WITH RESPECT TO, ANY AND ALL COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES), DEMANDS, CLAIMS, CAUSES OF ACTION AND LIENS ARISING FROM AND IN CONNECTION WITH ANY THEFT OR BURGLARY OR FROM DAMAGES DONE BY UNAUTHORIZED PERSONS IN THE PREMISES OR ON LANDLORD'S PREMISES THAT GAIN ACCESS TO THE BUILDING WITH ANY OF TENANT’S MASTER ENTRY CARDS AND/OR KEYS EXCEPT TO THE EXTENT ARISING FROM THE GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD RELATED PARTY.  Tenant shall cooperate fully in Landlord's efforts to control access in the Building and shall follow all regulations promulgated by Landlord with respect thereto which are adopted in accordance with Exhibit “C”. Tenant may, at its sole cost and expense, install its own card-key access system to the Premises and other security devices within the Premises, provided Tenant affords Landlord the ability to gain access to the Premises in circumstances expressly permitted by this Lease.

(5) Electricity and proper facilities to furnish (A) Building Standard lighting, and (B) sufficient electrical power for normal office machines (including electric typewriters, desk-top computer facilities and desk-top word processing facilities) and other machines of similar electrical consumption (“Miscellaneous Power”). In the event Landlord determines that Tenant will require, or is consuming, special lighting or Miscellaneous Power in excess of Building Standard, Tenant shall reimburse Landlord for the cost of any additional equipment, such as transformers, risers and supplemental air conditioning equipment, which Landlord's engineer reasonably deems necessary to accommodate such above-standard consumption (without implying any obligation on the part of Landlord to accommodate such use), and Landlord may install separate meters to all or a portion of the Premises at the cost of Tenant. In the event separate utility meters are provided to the Premises, Landlord may elect to have all charges for the utilities separately metered to the Premises billed directly to Tenant and Landlord shall make a corresponding adjustment to Tenant's Share of Basic Operating Costs.

(6)  Passenger elevator service in common with other tenants of the Building for ingress to and egress from the floor(s) upon which the Premises are situated, twenty-four (24) hours a day, seven (7) days a week, and non-exclusive freight elevator service to the Premises during Normal Business Hours and at other times upon reasonable prior notice to Landlord and approval of the Building manager. Any passenger or freight elevator use shall be subject to the Rules and Regulations for the Building and shall be subject to temporary cessation for ordinary repair and maintenance and during times when life safety systems override normal Building operating systems.

(7) Heating and air conditioning during other than Normal Business Hours shall be furnished only upon the prior request of Tenant made in accordance with such procedures as are, from time to time, prescribed by the Building manager, and Tenant shall bear the cost of such heating and air conditioning service at a rate equal to the cost incurred by Landlord to provide such service; provided, however, there shall be a two (2) hour minimum charge when such service is requested and the after-hours HVAC rate may be adjusted, from time to time, to reflect increases in the costs incurred by Landlord in providing such service. In the event any other tenant within the same HVAC zone as the Premises also requests after-hours heating or air conditioning during the same period as Tenant, Landlord shall equitably allocate the cost thereof among all tenants within the same HVAC zone requesting such service.

(b) In the event Landlord agrees to provide any additional services at the specific request of Tenant, other than after-hours HVAC, without implying any obligation on the part of Landlord to do so, the provision of such services shall, unless otherwise specifically agreed in writing, be subject to the availability of Building personnel, and, if the provision of any such service requires Landlord to incur any out-of-pocket cost, Tenant shall reimburse Landlord for the cost of providing such service plus an administrative charge equal to ten percent (10%) of such cost, plus applicable sales tax, within ten (10) days following receipt of an invoice from Landlord. Unless Landlord has agreed with Tenant to the contrary in writing, Landlord may discontinue the provision of such additional service at any time upon thirty (30) days advance written notice (or immediately upon the occurrence of an Event of Default).

(c) The unintentional failure by Landlord, to any extent, to furnish services required to be furnished by Landlord hereunder, or any cessation thereof, shall not render Landlord liable in any respect for damages (including, without limitation, business interruption damages) to persons or property, nor be construed as an eviction of Tenant, nor work an abatement of Rent, nor relieve Tenant from fulfillment of any covenant or agreement set forth in this Lease. Should any of such services be interrupted, Landlord shall use reasonable diligence to restore the same promptly, but Tenant shall have no claim for rebate of Rent, damages or eviction on account thereof. Notwithstanding the foregoing, subject to Section 24 (Casualty Damage) and Section 25 (Condemnation), if any portion of the Premises becomes unfit for occupancy because Landlord fails to deliver any service required under this Section 9 for any period exceeding three (3) consecutive business days (excluding Normal Business Holidays) after receipt of notice of such failure from Tenant, and provided such failure is not caused by Tenant or any Tenant Related Party, Landlord shall allow Tenant an equitable abatement of Rent (based on the severity of the interruption and the amount of space unfit for occupancy) effective from the fourth (4th) business day (excluding Normal Business Holidays) following the earlier to occur of (i) the date on which Tenant first provided Landlord with written notice of the interruption of such service, and (ii) the date on which Landlord first acquired actual knowledge of the interruption of such service, until such portion of the Premises is again fit for occupancy and such service is restored.

10. Graphics; Signage. Landlord reserves full right of approval and rejection of any and all of Tenant's signs on the Premises, however, Landlord will not unreasonably withhold approval of such signs as are not visible from the exterior of the Building. Landlord will maintain a directory of all tenants of the Building in the main lobby of the Building, and Tenant will be entitled to be listed in the directory in a manner consistent with the listing of other tenants. In addition, Landlord will install a suite sign with Tenant's name outside the main entrance to the Premises. The design of all signage will be Building Standard.

11. Telecommunications.

(a) Tenant has been advised of the Building's access to, or ability to connect into, specific or particular fiber optic lines, T1 lines and DSL lines. In the event that Tenant wishes to utilize the services of a telephone or telecommunications provider whose equipment is not servicing the Building as of the date of Tenant's execution of this Lease (“Provider”), such Provider shall be required to obtain the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, before installing its lines or equipment within Landlord’s Premises. In no event shall the Provider be permitted to provide service to any occupant of Landlord’s Premises other than Tenant, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

(b) Landlord's refusal to give its consent to the installation of lines or equipment by the Provider shall be deemed reasonable unless all of the following conditions are satisfied to Landlord's reasonable satisfaction, the satisfaction of such conditions to be evidenced by a written agreement between Provider and Landlord or by any other means acceptable to Landlord in its reasonable judgment:

(1) Landlord shall incur no expense whatsoever with respect to any aspect of Provider's provision of its services, including, without limitation, the costs of installation, materials, utilities (including the cost of any separate meters) and service;

(2) Prior to commencement of any work in or about the Building by Provider, Provider shall supply Landlord with such written indemnities, insurance verifications, financial statements, and such other items as Landlord reasonably deems to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the Provider;

(3) Prior to the commencement of any work in or about the Building by the Provider, the Provider shall agree to abide by the Rules and Regulations and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants in the Building, and the Landlord, including, without limitation, providing security in such form and amount as determined by Landlord;

(4) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the Provider's equipment and materials;

(5) The Provider is licensed and reputable; and

(6) The Provider agrees to compensate Landlord for space used in the Building for the storage and maintenance of the Provider's equipment and for all costs that may be incurred by Landlord in arranging for access by the Provider's personnel, security for Provider's equipment, and any other such costs as Landlord may reasonably expect to incur, and to deliver to Landlord a security deposit covering the cost of removal of Provider’s equipment (including wiring) prior to the commencement of any such installation.

(c) Landlord's consent under this section shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of Provider.

(d) Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole risk and expense of Tenant.

(e) Tenant agrees that, to the extent service by Provider is interrupted, curtailed, or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

(f) The provisions of this Section 11 may be enforced solely by the Tenant and Landlord, and are not for the benefit of any other party. No Provider shall be deemed a third party beneficiary of this Lease.

12. Repairs and Maintenance by Landlord. Except as provided in Section 14, Landlord shall be responsible for the maintenance and repair of exterior and load-bearing walls, floor slabs, mechanical, electrical, plumbing and HVAC systems and equipment which are Building Standard, the roof of the Building, the Common Areas (including restrooms located on any full floors leased by Tenant), the Service Areas and the Parking Areas. In no event shall Landlord be responsible for the maintenance or repair of improvements made by or at the request of Tenant which are not Building Standard. All requests for repairs must be submitted to Landlord in writing, except in the case of an emergency. Repairs and maintenance by Landlord pursuant to this Section 12 are included in Basic Operating Costs, except to the extent excluded by Section 6(e).

13. Maintenance by Tenant. Tenant shall maintain the Premises in a clean and orderly condition and shall not commit or allow any waste to be committed on any portion of the Premises. At the expiration or early termination of this Lease, Tenant shall deliver up the Premises to Landlord in as good condition as at the Commencement Date, ordinary wear and tear and damage by fire or casualty loss (unless caused by Tenant) excepted.

14. Repairs by Tenant. Tenant shall, at Tenant's cost, repair or replace any damage to the Premises (including doors and door frames, interior windows, flooring above the floor slab and any kitchen equipment, such as dishwashers, sinks, refrigerators, trash compactors and plumbing and other mechanical systems related thereto) that is not due to normal wear and tear and is not caused by Landlord, and any damage to Landlord’s Premises, or any part thereof, caused by Tenant or any employee, officer, contractor, agent, Tenant, guest, licensee or invitee of Tenant (except that with respect to any such damage outside of the Premises or below floor coverings, above ceilings or behind walls or columns, such damage shall be repaired by Landlord, and Tenant shall reimburse Landlord for the cost of such repairs or replacements, plus an administrative charge equal to ten percent (10%) of the cost of such repairs or replacements). If Tenant fails to make such repairs or replacements within thirty (30) days after receipt of written notice from Landlord, Landlord may, at Landlord's option, make such repairs or replacements, and Tenant shall reimburse Landlord for the cost of such repairs or replacements, plus an administrative charge equal to ten percent (10%) of the cost of such repairs or replacements. Reimbursement for all repairs performed by Landlord pursuant to this Section 14 shall be payable as additional Rent by Tenant to Landlord within ten (10) days following Tenant's receipt of an invoice from Landlord. Notwithstanding anything contained herein to the contrary, if any such damage is covered by Landlord's insurance, in whole or in part, Tenant's liability under this Section 14 shall be limited to the deductible payable by Landlord and any portion of the cost of repairing such damage not covered by Landlord's insurance. In connection with repairs or replacements made by Tenant, Tenant shall provide Landlord with a copy of the contractor agreement regarding such repairs, copies of certificates of insurance evidencing contractor coverage satisfactory to Landlord, copies of “as-built” plans and specifications and other information or documentation reasonably required by Landlord, including evidence of the lien-free completion of such repairs or replacements.

15. Alterations, Additions, Improvements.

(a) Tenant will make no alteration, change, improvement, replacement or addition to the Premises (collectively, “Alterations”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to interior Alterations which will not affect, in any way, the mechanical, electrical, plumbing, HVAC, structural and/or fire and life safety components of the Building and are not visible from outside of the Building or the Premises (“Non-Structural Alterations”). Landlord may, at its option, require Tenant to submit plans and specifications to Landlord for approval prior to commencing any Alterations. All approved Alterations (other than Non-Structural Alterations) shall be performed by a contractor on Landlord's approved list (a copy of which may be obtained from the Building manager). All Alterations shall be done in a good and workmanlike manner and in compliance with all applicable laws and ordinances, including, but not limited to, Title III of The Americans With Disabilities Act of 1990 and similar state laws and local ordinances (collectively, the “Disability Laws”). Tenant shall require that any contractors used by Tenant carry a comprehensive liability (including builder's risk) insurance policy in such amounts as Landlord may reasonably require and provide proof of such insurance to Landlord prior to the commencement of any Alterations. TENANT SHALL INDEMNIFY AND HOLD LANDLORD AND ANY LANDLORD RELATED PARTY HARMLESS FROM, AND REIMBURSE LANDLORD AND ANY LANDLORD RELATED PARTY FOR AND WITH RESPECT TO, ANY AND ALL COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES), DEMANDS, CLAIMS, CAUSES OF ACTION AND LIENS ARISING FROM AND IN CONNECTION WITH ANY ALTERATIONS PERFORMED BY TENANT EXCEPT TO THE EXTENT ARISING FROM THE GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD RELATED PARTY. All persons performing work in the Building at the request of Tenant shall register with the Building manager prior to initiating any work. Upon completion of any Alterations, Tenant shall provide Landlord with a copy of its building permit, final inspection tag and, if plans and specifications were required by Landlord, final “as built” plans and specifications, together with evidence of the lien-free completion of such Alterations. Except for Finish Out Work described on Exhibit “D” hereto, all Alterations now or hereafter placed or constructed on the Premises at the request of Tenant shall be at Tenant's cost. If Landlord performs such Alterations on Tenant's behalf, the cost of such Alterations (plus a construction management fee equal to five percent 5% of hard costs) shall be payable as additional Rent by Tenant to Landlord within ten (10) days following Tenant's receipt of an invoice from Landlord.

(b) Upon the expiration or early termination of this Lease, Tenant shall remove its trade fixtures, office supplies and movable office furniture and equipment not attached to the Building (including all wiring and cabling, whether or not attached to the Building, placed or installed by or for the benefit of Tenant in the Premises or the Common Areas, unless otherwise directed in writing by Landlord). Such removal must be completed prior to the termination or expiration of the Lease Term. Tenant shall repair all damage caused by such removal. All other property at the Premises, any Alterations to the Premises, and any other articles attached or affixed to the floor, wall, or ceiling of the Premises shall, immediately upon installation, be deemed the property of Landlord and shall be surrendered with the Premises at the termination or expiration of this Lease, without payment or compensation therefor. If, however, Landlord so requests in writing, Tenant will, at Tenant's sole cost and expense, prior to the termination or expiration of the Lease Term, remove any and all Alterations to the Premises (other than the Initial Improvements) installed by Tenant or installed by Landlord at Tenant's request in the Premises, and will repair any damage caused by such removal.

16. Laws and Regulations; Disability Laws; Building Rules and Regulations.

(a) Tenant, at Tenant's sole cost and expense, shall comply with all current and future federal, state, municipal and other laws and ordinances applicable to the use of the Premises, the employees, agents, visitors and invitees of Tenant, and the business conducted in the Premises by Tenant, including, without limitation, all environmental laws and regulations; will not engage in any activity which would cause Landlord's fire and extended coverage insurance to be canceled or the rate increased (or, at Landlord's option, Landlord may allow Tenant to engage in such activity provided Tenant pays for any such increase in the insurance rate); and will not commit any act which is a nuisance or annoyance to Landlord or to other tenants in the Building or which might, in the reasonable judgment of Landlord, appreciably damage Landlord's goodwill or reputation, or tend to injure or depreciate the value of the Building. Without limiting the foregoing, Tenant shall not place or permit to remain within the Premises any “hazardous materials” as such term is now or hereafter defined under applicable environmental laws, except cleaning supplies, copier toner or other similar type products commonly found in commercial office space, provided such items are properly labeled, stored and disposed of in accordance with all applicable governmental requirements. Notwithstanding the foregoing, nothing in this Section 16(a) shall be construed as requiring Tenant to be responsible for any legal requirements applicable to the structural portions of the Premises, any restrooms within the Building (other than restrooms constructed by or at the special request of Tenant) or the Building Standard mechanical, electrical, plumbing or HVAC systems, unless the failure to comply with any such legal requirements is caused by Tenant or anyone acting for Tenant. Tenant covenants and agrees to indemnify, protect and save Landlord and any Landlord Related Party harmless against and from any and all damages, losses, liabilities, obligations, fines, penalties, claims, causes of action, litigation, demands, defenses, judgments, suits, proceedings, liens, encumbrances, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys and experts fees and disbursements), known or unknown, foreseen or unforeseen, contingent or otherwise, which may at any time be imposed upon, incurred by or asserted or awarded against Landlord, any Landlord Related Party or the Premises (which for purposes of this Section 16(a) shall be deemed to include any parking and/or storage space) or any portion thereof and arising from or out of any hazardous materials on, in, under or affecting all or any portion of the Premises, introduced by Tenant or any Tenant Related Party including, without limitation, (i) the costs of removal of any and all hazardous materials from all or any portion of the Premises, (ii) additional costs required to take necessary precautions to protect against the release of hazardous materials on, in, under or affecting the Premises, into the air, any body of water, any other public domain or any surrounding areas, and (iii) any costs incurred to comply with all federal, state and local environmental requirements. The foregoing indemnity shall not apply to hazardous materials which (i) were not introduced by Tenant or any Tenant Related Party and/or (ii) may be located in the Premises at or prior to the occupancy of the Premises or any other part of the Building by Tenant or any Tenant Related Party or, if sooner, the initial commencement (heretofore or hereafter) of any work, construction, repairs or alterations therein by Tenant or any Tenant Related Party.

(b) Tenant, at its sole cost, shall be responsible for compliance with Disability Laws with respect to (1) the Premises (excluding the Initial Improvements, if any, if Landlord engaged the architect that prepared the Plans and Specifications (as defined in Exhibit “D” to this Lease), (2) the Initial Improvements, if any, if Tenant engaged the architect that prepared the Plans and Specifications (as defined in Exhibit “D” to this Lease), (3) all Alterations made to the Premises or any other acts of Tenant after the Commencement Date, (4) all requirements of Disability Laws that relate to the employer-employee relationship or that are necessitated by the special needs of any employee, agent, visitor or invitee of Tenant and that are not required to be provided generally, including, without limitation, requirements related to auxiliary aids and graphics installed by or on behalf of Tenant (other than Base Building Signage), and (5) all requirements of Disability Laws that relate to private restrooms constructed by or at the special request of Tenant. Landlord, at its sole cost, shall be responsible for compliance with Disability Laws with respect to the Common Areas (including restrooms located upon full floors leased by Tenant) and the Service Areas and the Initial Improvements, if Landlord engaged the architect that prepared the Plans and Specifications (as defined in Exhibit “D” to this Lease). Neither party shall be in default under this Section 16(b) for its failure to comply with Disability Laws so long as the responsible party is either contesting in good faith, and by legal means, the enforcement of Disability Laws, or is undertaking diligent efforts to comply with Disability Laws.

(c) Tenant shall comply with the Rules and Regulations and shall cause all of its agents, employees, contractors, invitees and visitors to do so. All changes to such Rules and Regulations shall be sent by Landlord to Tenant in writing. Landlord shall have no liability to Tenant or any other person for its failure to enforce the Rules and Regulations.

(d) Tenant, at its sole cost and expense, will regularly monitor the Premises for the presence of mold or any conditions that reasonably can be expected to give rise to mold, such as by way of example but not limitation, water damage, mold growth, repeated complaints of respiratory ailments or eye irritation by persons occupying the Premises or any notice from a governmental authority of complaints of indoor air quality at the Premises. If Tenant discovers the existence of any mold or conditions referred to above, Tenant will notify Landlord and, if requested by Landlord, retain an industrial hygienist or other professional mold consultant to conduct an inspection and prepare a report for Tenant and Landlord. If the inspection report concludes that mold is present in the Premises, Tenant, at its sole cost and expense, will hire a contractor that specializes in mold remediation to prepare a remediation plan for the Premises. If the inspection report concludes that mold is present in the Premises due in whole or in part to actions, omissions or negligence of Tenant, Tenant will be responsible for the cost of such inspection and the cost of remediation to the extent of Tenant’s responsibility for the presence of mold at or within the Premises. If the inspection report concludes that mold is present in the Premises due in whole or in part to actions, omissions or negligence of Landlord or, that the mold was present prior to Tenant’s occupancy, Landlord will be responsible for the cost of such inspection and the cost of remediation to the extent of Landlord’s responsibility for the presence of mold at or within the Premises. Any remediation plan will be subject to the approval of Landlord, which approval will not be unreasonably withheld or delayed. Upon Landlord’s approval of the plan, the contractor will promptly carry out the work contemplated in the plan in accordance with applicable laws. To the extent required by applicable state or local health or safety requirements, occupants and visitors to the Premises will be notified of the conditions and the schedule for the remediation. Landlord will have a reasonable opportunity to inspect the remediated portion of the Premises after completion of the remediation. The contractor performing the remediation will provide a written certification to Landlord and Tenant that the remediation has been completed in accordance with applicable laws. Tenant covenants and agrees to indemnify, protect and save Landlord and any Landlord Related Party harmless against and from any and all damages, losses, liabilities, obligations, fines, penalties, claims, causes of action, litigation, demands, defenses, judgments, suits, proceedings, liens, encumbrances, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys and experts fees and disbursements), known or unknown, foreseen or unforeseen, contingent or otherwise, which may at any time be imposed upon, incurred by or asserted or awarded against Landlord, any Landlord Related Party or the Premises (which for purposes of this Section 16(d) shall be deemed to include any parking and/or storage space) or any portion thereof and arising from or out of any mold on, in, under or affecting all or any portion of the Premises, introduced by Tenant or any Tenant Related Party including, without limitation, (i) the costs of removal of any and all mold from all or any portion of the Premises, (ii) additional costs required to take necessary precautions to protect against the release of mold on, in, under or affecting the Premises, into the air, any body of water, any other public domain or any surrounding areas, and (iii) any costs incurred to comply with all federal, state and local environmental requirements. The foregoing indemnity shall not apply to mold which (i) was not introduced by Tenant or any Tenant Related Party and/or (ii) may be located in the Premises at or prior to the occupancy of the Premises or any other part of the Building by Tenant or any Tenant Related Party or, if sooner, the initial commencement (heretofore or hereafter) of any work, construction, repairs or alterations therein by Tenant or any Tenant Related Party.

17. Rights Reserved to Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant's occupancy of the Premises, Landlord shall have the following rights:

(a) To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, or any part thereof; for such purposes, to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building, all with the Landlord using its best efforts to minimize any adverse impact to Tenant's operations on the Premises;

(b) To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants, including without limitation searching all persons entering or leaving the Building; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Saturdays, Sundays, and holidays, subject, however, to Tenant's right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include by way of example, but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building;

(c) To change the name by which the Building is designated;

(d) To make revisions to the site plan and in the Building so as to provide additional leasing area or otherwise, or to construct additional buildings on the Land;

(e) To have full rights to all airspace above, below and all sides of the Premises; and

(f) To enter the Premises to show the Premises to prospective purchasers, lenders, or tenants; provided, however, Landlord shall use reasonable efforts to minimize any disruption to the conduct’s of Tenant’s business by reason of such entry. With respect to this paragraph, except in the case of emergencies Landlord shall make efforts to provide Tenant with reasonable notice.

18. Assignment and Subletting. Except as specifically permitted in this Section 18, Tenant shall not assign, sublease, transfer or encumber this Lease or any interest therein (any assignment, sublease, transfer, or encumbrance is referred to herein as a “Transfer”) without Landlord's prior written consent, which consent shall not be unreasonably withheld, and any such purported Transfer without such consent shall be null and void ab initio. Landlord's consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. With respect to any assignment and any subletting, Tenant shall pay to Landlord, immediately upon receipt thereof, one-half of all compensation received by Tenant for such Transfer that exceeds the Base Rental allocable to the portion of the Premises covered thereby after Tenant recovers from such excess Tenant's reasonable and actual out-of-pocket expenses incurred in assigning or subletting the space for brokerage commissions, legal fees, advertising costs, tenant improvements and other customary tenant inducements

19. Mechanic's Liens. Tenant will not permit any mechanic's liens, materialmen's liens or other liens to be placed upon the Premises or Landlord’s Premises for any work performed by or at the request of Tenant, or any assignee, subtenant or licensee of Tenant, and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic's or other liens against the Premises or Landlord’s Premises. In the event any such lien is attached to the Premises or Landlord’s Premises and not discharged by payment, bonding or otherwise within fifteen (15) days after receipt of written notice from Landlord, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for the aforesaid purpose shall be paid by Tenant to Landlord on demand as additional Rent and shall bear interest at the Default Rate from the date paid by Landlord until reimbursed by Tenant.

20. Property Insurance. Landlord shall maintain fire and extended coverage insurance on the Building and the Premises in such amounts as Landlord's mortgagees shall require but in no event shall such amounts be less than eighty percent (80%) of the full insurance replacement value of the Building, building systems, fixtures and equipment owned by Landlord. Such insurance shall be maintained at the expense of Landlord (as a part of the Insurance Costs), and payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear. Tenant shall maintain at its expense, in an amount equal to full replacement cost, fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Premises and in such additional amounts as are required to meet Tenant's obligations pursuant to Section 24 hereof. Tenant shall, at Landlord's request from time to time, provide Landlord with current certificates of insurance evidencing Tenant's compliance with this Section 20 and Section 21. Tenant shall obtain the agreement of Tenant's insurers to notify Landlord that a policy is due to expire at least thirty (30) days prior to such expiration.

21. Liability Insurance.

(a) Tenant shall keep in force throughout the Term: (i) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against liability to the public or to any invitee of Tenant or any Tenant Related Party incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $3,000,000.00 combined single limit, or such larger amount as Landlord may require from time to time that in Landlord's reasonable judgment is then being customarily required by landlords of buildings comparable to the Building, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate, and covering contractual liability; (ii) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (iii) insurance protecting against liability under Worker’s Compensation Laws with limits at lease as required by statue; (iv) Employers Liability with limits of $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease-each employee; (v) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, paintings, decorations, fixtures, inventory and other business personal property located in or about the Premises to the full replacement value of the property so insured; and (vi) Business Interruption Insurance with limit of liability representing loss of at lease approximately six months of income.

(b) Each of the aforesaid policies shall (i) be provided at Tenant’s expense; (ii) name the Landlord, its mortgagee, if any, and the building management company, if any, as additional insureds; (iii) be issued by an insurance company authorized to issue insurance in the State and rated in Best's Insurance Guide or any successor thereto as having a “Best’s Rating” of at least “A” and a “Financial Size Category” of at least “VII” during the Term; and (iv) provide that said insurance shall not be cancelled unless thirty (30) days prior written notice (ten days for nonpayment of premium) shall have been given to Landlord; and said policy or policies or certificates thereof shall be delivered to Landlord by Tenant upon the Commencement Date and at lease thirty (30) days prior to each renewal of said insurance.

(c) Whenever Tenant shall undertake any Alterations in, to or about the Premises the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Alterations, without limitation including liability under any applicable structural work, act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Alterations.

(d) Landlord may maintain a policy of comprehensive general liability insurance with respect to the Land and the Building and the costs of such insurance shall be included in the Insurance Costs.

22. INDEMNITY.

(a) TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD AND LANDLORD RELATED PARTY FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, DAMAGES, CLAIMS, SUITS, LOSSES, CAUSES OF ACTION, LIENS, JUDGMENTS AND EXPENSES (INCLUDING COURT COSTS, REASONABLE ATTORNEY'S FEES AND COSTS OF INVESTIGATION) OF ANY KIND, NATURE OR DESCRIPTION RESULTING FROM ANY INJURIES TO OR DEATH OF ANY PERSON OR ANY DAMAGE TO PROPERTY WHICH ARISES, OR IS CLAIMED TO ARISE FROM: (1) AN INCIDENT OR EVENT WHICH OCCURRED WITHIN OR ON THE LANDLORD’S PREMISES; (2) AN INCIDENT OR EVENT OCCURRING ELSEWHERE WITHIN THE PROJECT INVOLVING TENANT, ITS OFFICERS, EMPLOYEES, CONTRACTORS, AGENTS AND INVITEES, IN EACH CASE OF ITEMS (1) AND (2) ABOVE EXCEPT TO THE EXTENT ARISING FROM THE GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT OF LANDLORD, ITS OFFICERS, EMPLOYEES, CONTRACTORS OR AGENTS, AND (3) THE OPERATION OR CONDUCT OF TENANT'S BUSINESS WITHIN THE LANDLORD’S PREMISES (COLLECTIVELY, THE “CLAIMS”). IF ANY SUCH CLAIM IS MADE AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY, TENANT SHALL, AT TENANT'S SOLE COST AND EXPENSE, DEFEND SUCH CLAIM BY OR THROUGH ATTORNEYS REASONABLY ACCEPTABLE TO LANDLORD.

(b) LANDLORD SHALL INDEMNIFY, DEFEND (UNLESS SECTION 22(a) APPLIES) AND HOLD HARMLESS TENANT AND TENANT RELATED PARTY FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, DAMAGES, CLAIMS, SUITS, LOSSES, CAUSES OF ACTION, LIENS, JUDGMENTS AND EXPENSES (INCLUDING COURT COSTS, ATTORNEYS' FEES AND COSTS OF INVESTIGATION) OF ANY KIND, NATURE OR DESCRIPTION RESULTING FROM ANY INJURIES TO OR DEATH OF ANY PERSON OR ANY DAMAGE TO PROPERTY TO THE EXTENT THE SAME ARISES, OR IS CLAIMED TO ARISE FROM THE GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT OF LANDLORD, ITS OFFICERS, EMPLOYEES, CONTRACTORS OR AGENTS.

23. WAIVER OF SUBROGATION RIGHTS. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, TO THE EXTENT THAT AND SO LONG AS THE SAME IS PERMITTED UNDER THE LAWS AND REGULATIONS GOVERNING THE WRITING OF INSURANCE WITHIN THE STATE, ALL INSURANCE CARRIED BY EITHER LANDLORD OR TENANT SHALL PROVIDE FOR A WAIVER OF RIGHTS OF SUBROGATION AGAINST LANDLORD AND TENANT ON THE PART OF THE INSURANCE CARRIER. UNLESS THE WAIVERS CONTEMPLATED BY THIS SENTENCE ARE NOT OBTAINABLE FOR THE REASONS DESCRIBED IN THIS SECTION 23, LANDLORD AND TENANT EACH HEREBY WAIVE ANY AND ALL RIGHTS OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION AGAINST THE OTHER, ITS AGENTS, OFFICERS, OR EMPLOYEES, FOR ANY LOSS OR DAMAGE TO PROPERTY OR ANY INJURIES TO OR DEATH OF ANY PERSON WHICH IS COVERED OR WOULD HAVE BEEN COVERED UNDER THE INSURANCE POLICIES REQUIRED UNDER THIS LEASE. THE FOREGOING RELEASE SHALL NOT APPLY TO LOSSES OR DAMAGES IN EXCESS OF ACTUAL OR REQUIRED POLICY LIMITS (WHICHEVER IS GREATER) NOR TO ANY DEDUCTIBLE APPLICABLE UNDER ANY POLICY OBTAINED BY THE WAIVING PARTY. THE FAILURE OF EITHER PARTY (THE “DEFAULTING PARTY”) TO TAKE OUT OR MAINTAIN ANY INSURANCE POLICY REQUIRED UNDER THIS LEASE SHALL BE A DEFENSE TO ANY CLAIM ASSERTED BY THE DEFAULTING PARTY AGAINST THE OTHER PARTY HERETO BY REASON OF ANY LOSS SUSTAINED BY THE DEFAULTING PARTY THAT WOULD HAVE BEEN COVERED BY ANY SUCH REQUIRED POLICY. THE WAIVERS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE SHALL BE IN ADDITION TO, AND NOT IN SUBSTITUTION FOR, ANY OTHER WAIVERS, INDEMNITIES, OR EXCLUSIONS OF LIABILITIES SET FORTH IN THIS LEASE.

24. Casualty Damage. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged by fire or other casualty that substantial alteration or reconstruction of the Building shall, in the judgment of an independent architect selected by Landlord, be required (whether or not the Premises shall have been damaged by such fire or other casualty), or in the event any mortgagee under a first mortgage or first deed of trust covering the Building should require that the insurance proceeds payable as a result of said fire or other casualty be used to retire the mortgage debt, or in the event of the occurrence of a casualty which is not insured under the “all risk” extended coverage insurance required to be carried by Landlord pursuant to the terms of Section 20, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within fifteen (15) days after the date of Landlord's receipt of the estimated cost of reconstruction or determination by a mortgagee to take the proceeds, in which event the Rent hereunder shall be abated as of the date of such damage. If Landlord does not elect to terminate this Lease, Landlord shall, as soon as practicable, but no more than ninety (90) days after the date of such damage, commence to repair and restore the Building and shall proceed with reasonable diligence to restore the Building to substantially the same condition which it was in immediately prior to the occurrence of the fire or other casualty, except that Landlord shall not be required to rebuild, repair, or replace any part of Tenant's furniture, fixtures and equipment removable by Tenant under the provisions of this Lease or any Alterations to the Premises made by Tenant following the Commencement Date which were not approved by Landlord in writing, and Landlord shall not in any event be required to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the fire or other casualty, plus any deductible amounts thereunder. If Landlord determines that insurance proceeds will be insufficient to restore the Building as required by this Section 24, Landlord may, at its option, elect to either (1) terminate this Lease by written notice to Tenant, or (2) provide the extra funds necessary to complete the restoration. In the event Landlord did not originally construct any Alterations to be repaired, the time for Landlord to commence and complete such repairs shall be extended by the amount of time necessary for Landlord to obtain detailed working drawings of the Alterations to be repaired. In the event Landlord does not either commence the repairs to the Building within the time required herein, or complete the repairs to the Building within two hundred seventy (270) days after the date of such damage, Tenant may terminate the Lease by written notice thereof to Landlord given no later than thirty (30) days following the date on which Landlord was to commence or complete such repairs, as the case may be. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant an equitable abatement of Rent during the time and to the extent the Premises are inaccessible or unfit for occupancy and vacated by Tenant. If the Premises or any other portion of Landlord’s Premises is damaged by fire or other casualty resulting from the intentional acts of Tenant or any employee, officer, contractor, agent, subtenant, or licensee of Tenant, the Rent hereunder shall not be abated during the repair of such damage, and Tenant shall remain liable for the payment thereof.

25. Condemnation. If (i) the whole or substantially the whole of Landlord’s Premises, or (ii) the whole or such portion of the Premises as shall render the remainder reasonably unfit for Tenant's use, shall be taken for any public or quasi-public use, by right of eminent domain or otherwise, or sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building or the Premises are taken by the condemning authority. If this Lease is not so terminated upon any such taking or sale, the Base Rental payable hereunder shall be diminished by an amount representing that portion of Base Rental applicable to the portion of the Premises subject to such taking or sale, and Landlord shall to the extent Landlord deems feasible, restore the Building and the Premises to substantially their former condition, except that Landlord shall not be required to rebuild, repair, or replace any Alterations to the Premises made by Tenant following the Commencement Date which were not approved by Landlord in writing, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking. All amounts awarded upon a taking of any part or all of the Property, Building or the Premises shall belong to Landlord, and Tenant shall not be entitled to and expressly waives all claims to any such compensation, except that Tenant may make a separate claim upon the condemning authority for expenses related to relocation and the unamortized cost of leasehold improvements paid for by Tenant.

26. DAMAGES FROM CERTAIN CAUSES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, AND SUBJECT TO THE TERMS OF SECTION 23, NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE LIABLE FOR DAMAGES TO TENANT OR ANY PARTY CLAIMING THROUGH TENANT FOR ANY INJURY TO OR DEATH OF ANY PERSON OR DAMAGE TO PROPERTY OR FOR INTERRUPTION OR DAMAGE TO BUSINESS RESULTING FROM ANY OF THE FOLLOWING REASONS: (a) ANY ACT, OMISSION OR NEGLIGENCE OF TENANT OR TENANT'S EMPLOYEES, AGENTS, CONTRACTORS, OFFICERS, SUBTENANTS, ASSIGNEES, LICENSEES, INVITEES OR CUSTOMERS; (b) ANY ACT, OMISSION OR NEGLIGENCE OF ANY OTHER TENANT WITHIN THE BUILDING, OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS, CONTRACTORS, TENANTS, ASSIGNEES, LICENSEES, INVITEES OR CUSTOMERS; (c) THE REPAIR, ALTERATION, MAINTENANCE, DAMAGE OR DESTRUCTION OF THE PREMISES OR ANY OTHER PORTION OF THE BUILDING (INCLUDING THE CONSTRUCTION OF LEASEHOLD IMPROVEMENTS FOR OTHER TENANTS OF THE BUILDING), EXCEPT TO THE EXTENT CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD RELATED PARTY; (d) VANDALISM, THEFT, BURGLARY AND OTHER CRIMINAL ACTS (OTHER THAN THOSE COMMITTED BY LANDLORD'S EMPLOYEES); (e) ANY DEFECT IN OR FAILURE OF EQUIPMENT, PIPES, WIRING, HEATING OR AIR CONDITIONING EQUIPMENT, STAIRS, ELEVATORS, OR SIDEWALKS, THE BURSTING OF ANY PIPES OR THE LEAKING, ESCAPING OR FLOWING OF GAS, WATER, STEAM, ELECTRICITY, OR OIL, BROKEN GLASS, OR THE BACKING UP OF ANY DRAINS, EXCEPT TO THE EXTENT CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD RELATED PARTY; (f) INJURY DONE OR OCCASIONED BY WIND, SNOW, RAIN OR ICE, FIRE, ACT OF GOD, PUBLIC ENEMY, INJUNCTION, RIOT, STRIKE, INSURRECTION, WAR, COURT ORDER, REQUISITION, ORDER OF ANY GOVERNMENTAL BODY OR AUTHORITY, OR (g) ANY OTHER CAUSE BEYOND THE REASONABLE CONTROL OF LANDLORD. UNDER NO CIRCUMSTANCES SHALL LANDLORD BE LIABLE FOR DAMAGES RELATED TO BUSINESS INTERRUPTION OR LOSS OF PROFITS. THE PROVISIONS OF THIS SECTION 26 SHALL NOT LIMIT THE OBLIGATIONS OF LANDLORD OR THE RIGHTS OF TENANT UNDER THIS LEASE NOT INVOLVING A CLAIM FOR DAMAGES.

27. Default by Tenant.

(a) The following events shall be deemed to be events of default by Tenant under this Lease (hereinafter called an “Event of Default”):

(1) Tenant shall fail to timely pay any Rent and such failure shall continue for a period of five (5) days after written notice of such default shall have been delivered to Tenant; provided, however, once Landlord has given Tenant two (2) such notices during any twelve (12) month period (whether as to one or more than one failure to pay), Landlord shall not be required to give further notice and thereafter the failure or refusal by Tenant to timely make any payment of Rent when due hereunder within the following twelve (12) months shall be an Event of Default without notice or grace period;

(2) Tenant shall fail to comply with any terms, provisions or covenants of this Lease or any other agreement between Landlord and Tenant not requiring the payment of Rent, all of which terms, provisions and covenants shall be deemed material, and such failure shall continue for a period of thirty (30) days after written notice of such failure is delivered to Tenant or, if such failure cannot reasonably be cured within such thirty (30) day period, Tenant shall fail to commence to cure such failure within such thirty (30) day period and/or shall thereafter fail to prosecute such cure diligently and continuously to completion within sixty (60) days of the date of Landlord's notice of default;

(3) Tenant takes any action to, or notifies Landlord that Tenant intends to, file a petition under any section or chapter of the United States Bankruptcy Code, as amended from time to time, or under any similar law or statute of the United States or any state thereof; or a petition shall be filed against Tenant under any such statute and shall not be dismissed within sixty (60) days thereafter;

(4) a receiver or trustee shall be appointed for Tenant's leasehold interest in the Premises or for all or a substantial part of the assets of Tenant; or

(5) Tenant abandons all or any substantial portion of the Premises, or refuses to take occupancy thereof.

(b) Upon the occurrence of any Event of Default, Landlord may, at its option and without further notice to Tenant and without judicial process, in addition to all other remedies given hereunder or by law or equity, do any one or more of the following: (1) terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord; (2) enter upon and take possession of the Premises and expel or remove Tenant therefrom, with or without having terminated this Lease; (3) apply all or any portion of the Security Deposit to cure such Event of Default; (4) change or re-key all locks to entrances to the Premises, and Landlord shall have no obligation to give Tenant a new key to the Premises until such Event of Default is cured; and (5) remove from the Premises any furniture, fixtures, equipment or other personal property of Tenant, without liability for trespass or conversion, and store such items either in Landlord’s Premises or elsewhere at the sole cost of Tenant and without liability to Tenant. Any of such furniture, fixtures, equipment or personal property not claimed within thirty (30) days from the date of removal shall be deemed abandoned.

(c) Exercise by Landlord of any one or more remedies hereunder shall not constitute forfeiture or an acceptance of surrender of the Premises by Tenant, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant.

(d) If Landlord terminates this Lease by reason of an Event of Default, Tenant shall pay to Landlord the sum of (1) the cost of recovering the Premises, (2) the unpaid Rent and all other indebtedness accrued hereunder to the date of such termination, (3) the amounts stated in Section 27(f), and (4) the total Rent which Landlord would have received under this Lease for the remainder of the Lease Term minus the Fair Market Rental Value (hereinafter defined) of the Premises for the same period, both discounted to present value at the Prime Rate (hereinafter defined) in effect upon the date of determination, and (5) any other damages or relief which Landlord may be entitled to at law or in equity. For the purposes of this section, “Fair Market Rental Value” shall be the rental rate that would be received from a comparable tenant for a comparable lease for premises and other properties of equivalent quality, size, condition and location as the Premises, taking into account any free rent or other concessions, that are generally prevailing in the market place at the time of Tenant's default, market conditions and the period of time the Premises may reasonably be expected to remain vacant before Landlord is able to re-let the Premises to a suitable new tenant.

(e) If Landlord repossesses the Premises without terminating this Lease, then Tenant shall pay to Landlord (1) the cost of recovering the Premises, (2) the unpaid Rent and other indebtedness accrued to the date of such repossession, (3) the amounts stated in Section 27(f)(2), and (4) the total Rent which Landlord would have received under this Lease for the remainder of the Lease Term minus any net sums thereafter received by Landlord through re-letting the Premises during said period after deducting expenses incurred by Landlord in connection with such re-letting for advertising costs, brokerage commissions, architectural fees, tenant improvement costs and allowances and any other allowances or concessions provided by Landlord (amortized pro rata over the term of such new lease). Re-entry by Landlord will not affect the obligations of Tenant for the unexpired term of this Lease. Tenant shall not be entitled to any excess of rent obtained by re-letting over the Rent required to be paid by Tenant hereunder. Actions to collect amounts due by Tenant may be brought one or more times, without the necessity of Landlord's waiting until the expiration of the Lease Term. In addition, Landlord may, at any time following repossession of the Premises without termination of the Lease, elect to terminate the Lease and pursue the remedies available to Landlord pursuant to Section 27(d) above in lieu of the remedies available to Landlord pursuant to this Section 27(e).

(f) In the case of an Event of Default, Tenant shall also pay to Landlord: (1) if Landlord has terminated this Lease pursuant to Section 27(d), the unamortized portion (assuming level amortization at twelve percent (12%) interest over the Lease Term) upon the date of termination of all leasing commissions, tenant improvement costs and allowances, architectural costs and allowances, any other allowances provided by Landlord and all other out-of-pocket costs of Landlord related to this Lease; and (2) all other expenses reasonably incurred by Landlord in enforcing Landlord's remedies, including reasonable attorneys' fees and court costs.

(g) Upon termination of this Lease or repossession of the Premises due to the occurrence of an Event of Default, Landlord shall use commercially reasonably efforts to re-let the Premises upon such terms and conditions as Landlord, in Landlord's sole discretion, deems prudent. However, Landlord shall not be required to show preference in leasing the Premises over any other space in the Building or any other office buildings owned by Landlord or any affiliate of Landlord in the Market Area.

(h) If Tenant should fail to make any payment, perform any obligation, or cure any default hereunder within ten (10) days after receipt of written notice thereof, Landlord, without obligation to do so and without thereby waiving such failure or default, may make such payment, perform such obligation, and/or remedy such other default for the account of Tenant (and enter the Premises for such purpose), and Tenant shall, within ten (10) days following written demand, pay all reasonable costs, expenses and disbursements (including all reasonable attorneys' fees) incurred by Landlord in taking such remedial action, plus, at the option of Landlord, interest thereon at the Default Rate.

(i) Nothing in this Lease will be construed as imposing any duty upon Landlord to re-let the Premises.

(j) Any grant herein by Landlord of an abatement of Base Rental or Basic Operating Costs is conditioned upon the non-occurrence of an Event of Default. Upon the occurrence of an Event of Default resulting in Landlord’s termination of the Lease, any and all amounts of previously abated Base Rental and Basic Operating Costs shall become immediately due and payable by Tenant to Landlord as Rent and any provision in this Lease that contemplates the future abatement of Base Rental or Basic Operating Costs shall be immediately terminated and of no further force or effect.

(k) The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. Without limiting the foregoing, in addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

28. Default by Landlord. Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and such failure continues for a period of thirty (30) days after Tenant delivers written notice of such failure to Landlord and to the holder(s) of any indebtedness or other obligations secured by any mortgage or deed of trust affecting the Premises (so long as the name and address of any such holder(s) have been provided to Tenant in writing), provided that if such failure cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default hereunder as long as Landlord or such holder(s) commences the remedying of such failure within such thirty (30) day period and diligently prosecutes the same to completion, during which time Landlord and such holder(s), or either of them, or their agents or employees, shall be entitled to enter upon the Premises and do whatever may be necessary to remedy such failure. In no event shall Landlord be liable to Tenant for consequential, special or punitive damages by reason of a failure to perform (or a default) by Landlord under this Lease.

29. Quiet Enjoyment. Tenant, on paying all sums herein called for and performing and observing all of its covenants and agreements hereunder, shall and may peaceably and quietly occupy and use the Premises during the Lease Term, subject to the provisions of this Lease, all matters of record affecting Landlord’s Premises and applicable governmental laws, rules, and regulations; and Landlord agrees to warrant and forever defend Tenant's right to such occupancy against the claims of any and all persons whomsoever lawfully claiming the same or any part thereof by, through or under Landlord, subject only to the provisions of this Lease, all matters of record affecting Landlord’s Premises and all applicable governmental laws, rules, and regulations.

30. Holding Over. Should Tenant continue to occupy the Premises after the expiration of the Lease Term without the prior written consent of Landlord, such occupancy shall be a tenancy at sufferance under all of the terms, covenants and conditions of this Lease, but at a daily Base Rental equal to the sum determined by dividing one hundred and fifty percent (150%) of the Base Rental, plus any sums due pursuant to Section 6, for the final month of the Lease Term by thirty (30). Tenant shall also pay any and all costs, expenses or damages sustained by Landlord as a result of such holdover. If Tenant consists of more than one person or entity, and if any of the persons or entities comprising Tenant continue to occupy the Premises after the expiration of the Lease Term, all other persons or entities comprising Tenant shall be deemed to have consented to such occupancy and shall continue to be jointly and severally liable for all of the terms, covenants and conditions contained in this Lease during the holdover term.

31. Change of Building Name or Common Areas.

(a) Landlord reserves the right at any time to change the name of the Building upon thirty (30) days advance written notice.

(b) Landlord hereby reserves the right to repair, change, redecorate, alter, improve, or renovate any part of the Common Areas (including, but not limited to, those located on any full floor leased by Tenant), without being held guilty of an actual or constructive eviction of Tenant or breach of any express or implied warranty and without any abatement or reduction of Rent. In exercising such right, Landlord will use reasonable efforts to minimize any interruption of Tenant's business conducted in the Premises.

32. Subordination to Mortgage; Estoppel Agreement.

(a) This Lease shall be subordinate to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises or upon Landlord’s Premises, and to any renewals, modifications, consolidations, refinancing, and extensions thereof, but Tenant agrees that any such mortgagee or deed of trust beneficiary shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee or deed of trust beneficiary may deem appropriate, in its discretion. In the event any proceedings are brought for the foreclosure of, or in the event of the exercise of the power of sale under, any such mortgage, deed of trust or other lien, Tenant agrees, without further action hereunder, to attorn to the purchaser upon such foreclosure (or any deed in lieu of foreclosure) and recognize such purchaser as the Landlord under this Lease. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises or Landlord’s Premises and Tenant agrees upon demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may reasonably request.

(b) Upon Tenant's written request, Landlord agrees to use reasonable efforts to obtain from Landlord's lender, a subordination, non-disturbance and attornment agreement on such lender's form and otherwise reasonably satisfactory to Landlord, Tenant and such lender. By making such written request, Tenant obligates itself to pay all fees, costs and expenses incurred by Landlord in connection therewith, including, but not limited to, reasonable attorney's fees; provided, however, such obligation of Tenant will not exceed Two Thousand Five Hundred and No/100 Dollars ($1,500.00) per request.

(c) Tenant agrees that it will, from time to time, within ten (10) days after written request by Landlord, execute and deliver to such persons as Landlord shall designate, an estoppel agreement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as so modified), stating the dates to which Rent and other charges payable under this Lease have been paid, stating that the Landlord is not in default hereunder (or if Tenant alleges a default, stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.

33. Landlord's Lien; Security Interest. Intentionlly Omitted.

34. Attorney's Fees

(a) Tenant must pay to Landlord on demand all reasonable attorney's fees, costs and expenses incurred by Landlord in recovery of any Rent or enforcement of Landlord's rights under this Lease. Furthermore, if Landlord or Tenant employs an attorney to assert or defend any action arising out of the breach of any term, covenant or provision of this Lease, or to bring legal action for the unlawful detainer of the Premises, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney's fees and costs of suit incurred in connection therewith. For purposes of this Section 34, a party shall be considered to be the “prevailing party” to the extent that (i) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (ii) such party did not initiate the litigation and either (1) received a judgment in its favor, or (2) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (iii) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

(b) With respect to any matter as to which Tenant requests Landlord’s consent or approval hereunder, or if Tenant requests any waiver, modification, or amendment of any provisions hereof, Tenant shall, whether or not any such consent, approval, waiver, modification or amendment, is agreed to, pay to Landlord as Rent hereunder all of Landlord’s out of pocket costs (including without limitation attorneys fees and engineers fees) incurred by Landlord in connection with the review of such matter and preparation and negotiation of documentation in connection therewith.

35. No Implied Waiver. The failure of either party to insist at any time upon the strict performance of any covenant or agreement in this Lease or to exercise any right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. The acceptance by Landlord of late payments shall not be construed as a waiver by Landlord of the requirement for timely payment nor create a course of dealing permitting such late payments. Any payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent due under this Lease shall be deemed to be on account of the earliest Rent due hereunder. No endorsement or statement on any check or any letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

36. Independent Obligations. The obligation of Tenant to pay Rent hereunder and the obligation of Tenant to perform Tenant's other covenants and duties hereunder constitute independent, unconditional obligations to be performed at all times provided for hereunder and are independent of the Landlord's performance of Landlord's duties and obligations hereunder. Except as expressly provided in this Lease, Tenant waives and relinquishes all rights which Tenant might have to claim any nature of lien against or withhold, abate or deduct from, or offset against Rent.

37. Recourse Limitation. Tenant shall be entitled to look solely to Landlord's equity in Landlord’s Premises for the recovery of any judgment against Landlord, and Landlord shall not be personally liable for any deficiency with respect to the recovery of such judgment. The provision contained in the foregoing sentence shall not limit any right that Tenant might otherwise have to obtain specific performance of Landlord's obligations under this Lease.

38. Notices. Any notice under this Lease must be in writing, and shall be given or be served by (a) personal delivery, (b) delivery via a recognized overnight courier, (c) depositing the same in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to the party to be notified at the address stated in this Lease or such other address in the continental United States of which notice has been given to the other party in the manner provided herein, or (d) via facsimile with either electronic or telephonic verification of receipt, so long as the original of the facsimile notice is simultaneously deposited for delivery using one of methods (a), (b) or (c) above. Notice by personal delivery or overnight courier shall be effective upon receipt, notice by mail shall be effective upon deposit in the United States mail in the manner above described and notice by facsimile shall be effective upon electronic or telephonic verification of receipt.

39. Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

40. Recordation. Tenant agrees not to record this Lease or any memorandum hereof. If required by Landlord’s mortgagee, Tenant agrees to execute a short form or memorandum of this Lease for recordation.

41. Governing Law. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State. This Lease is performable in, and the exclusive venue for any action brought with respect hereto, shall be in Hennepin County, Minnesota

42. Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord.

43. Time of Performance. Except as otherwise expressly provided herein, time is of the essence under this Lease, including all Exhibits.

44. Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in Landlord’s Premises, and in such event and upon the assumption by the transferee of the obligations of Landlord hereunder, Landlord shall be released from any further obligations accruing after the date of transfer, and Tenant agrees to look solely to such successor-in-interest of Landlord for the performance of such obligations.

45. Commissions.

(a) Landlord shall be responsible for payment of commissions due the Broker(s) named in Section 1(d).

(b) Except as provided in Section 45(a), (i) neither Landlord nor Tenant will be responsible for any commissions payable to the Broker retained by the other party, and (ii) Landlord and Tenant hereby agree to defend, indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease or the expansion of the Premises due to any action of the indemnifying party.

46. Financial Statements. Tenant represents and warrants that any financial statements provided by it to Landlord were true, correct and complete when provided, and that no material adverse change has occurred since that date that would render them inaccurate or misleading. Subject to restrictions on disclosure under applicable law, Tenant, within 15 days after request, shall provide Landlord with current audited or certified financial statements and such other information with respect to Tenant and any guarantor hereunder as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord agrees to keep such information confidential except to the extent required by applicable law. In addition, Tenant agrees upon prior written request to meet with Landlord, any lender or prospective purchaser during normal business hours at mutually convenient times, from time to time, to discuss such information about Tenant’s business and financial condition requested by Landlord.

47. Tenant’s Standing and Authority. Tenant is a corporation duly organized, validly existing and in good standing under the laws of State of Florida and has due authority to enter into this Lease, and all organizational action requisite for the execution and delivery of this Lease has been taken. The signatory to this Lease on behalf of Tenant has been duly authorized to execute and deliver this Lease. Tenant shall contemporaneously with its execution and delivery of this Lease deliver to Landlord evidence of Tenant’s good standing, authority and authorization for the execution and delivery of this Lease.

48. Effect of Delivery of Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or an option to be exercised by Tenant. This Lease shall not be effective until a copy of this Lease executed by both Landlord and Tenant is delivered by Landlord to Tenant.

49. WAIVER OF WARRANTIES AND ACCEPTANCE OF CONDITION. TENANT ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE HABITABILITY, MERCHANTABILITY, SUITABILITY, QUALITY, CONDITION OR FITNESS FOR ANY PARTICULAR PURPOSE WITH REGARD TO THE PREMISES OR LANDLORD’S PREMISES AND THAT THIS LEASE CONSTITUTES THE FULL AND FINAL AGREEMENT OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE OF SPACE IN THE BUILDING BY TENANT. TENANT HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY CLAIM OR CAUSE OF ACTION BASED UPON ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO HABITABILITY, MERCHANTABILITY, SUITABILITY, QUALITY, CONDITION OR FITNESS FOR ANY PARTICULAR PURPOSE WITH REGARD TO THE PREMISES OR LANDLORD’S PREMISES. TENANT FURTHER REPRESENTS AND WARRANTS TO LANDLORD THAT TENANT HAS HAD AN OPPORTUNITY TO MEASURE THE ACTUAL DIMENSIONS OF THE PREMISES AND THE BUILDING AND AGREES TO THE SQUARE FOOTAGE CALCULATIONS SET FORTH IN THIS LEASE FOR ALL PURPOSES. TENANT'S TAKING POSSESSION OF THE PREMISES SHALL BE CONCLUSIVE EVIDENCE THAT (a) TENANT HAS INSPECTED (OR HAS CAUSED TO BE INSPECTED) THE PREMISES AND LANDLORD’S PREMISES, (b) TENANT ACCEPTS THE PREMISES AND LANDLORD’S PREMISES AS BEING IN GOOD AND SATISFACTORY CONDITION AND SUITABLE FOR TENANT'S PURPOSES, AND (c) THE PREMISES AND LANDLORD’S PREMISES FULLY COMPLY WITH LANDLORD'S COVENANTS AND OBLIGATIONS HEREUNDER.

50. Merger of Estates. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not constitute a merger of the Landlord's fee estate in Landlord’s Premises and the leasehold interest created hereby; and upon such surrender or cancellation of this Lease, Landlord shall have the option, in Landlord's sole discretion, to (a) either terminate all or any existing subleases or sub-tenancies, or (b) assume Tenant's interest in any or all subleases or sub-tenancies.

51. Survival of Indemnities and Covenants. Any and all indemnities of Landlord or Tenant and any and all covenants of Landlord or Tenant not fully performed on the date of the expiration or termination of this Lease shall survive such expiration or termination.

52. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Lease.

53. Entire Agreement; Amendments. This Lease, including the exhibits and addenda, if any, listed in Section 54, embodies the entire agreement between the parties hereto with relation to the transaction contemplated hereby, and there have been and are no covenants, agreements, representations, warranties or restrictions between the parties hereto, other than those specifically set forth herein. To be effective, any amendment or modification of this Lease must be in writing and signed by Landlord and Tenant.

54. Exhibits. The following exhibits are attached hereto and incorporated herein and made a part of this Lease for all purposes:

Exhibit “A” - Property Description
Exhibit “B” - Floor Plan
Exhibit “C” - Rules and Regulations
Exhibit “D” - Intentionally Omitted
Exhibit “E” - Location of Parking Areas
Exhibit “F” - Form of Confidentiality Agreement
Exhibit “G” - Intentionally Omitted
Exhibit "H" - Intentionally Omitted

55. Joint and Several Liability. If Tenant consists of more than one person or entity, the obligations of such parties under this Lease shall be joint and several.

56. Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

57. Mail. Tenant understands and agrees that mail delivery in the Building shall be only to boxes provided by Landlord in the Building.

58. Relocation. Landlord shall have the right from time to time during the Term, at Landlord's expense, to relocate the Premises from their present location within the Building to another location within the Project having at least the same floor area as that of the Premises (but shall not be more or less than ten (10%) percent in size of the initial premises), provided that Landlord gives Tenant written notice of Landlord's intention to do so at least ninety (90) days before undertaking such relocation. In such event, Landlord shall, at Landlord's expense, install within the Premises as so relocated improvements of the same quality and quantity as those made by Tenant or Landlord to the Premises, and on the completion of such installation shall cause Tenant's machinery, furniture, fixtures and equipment within the Premises to be moved to the Premises as so relocated. Upon the completion of such relocation, this Lease shall automatically cease to cover the space constituting the Premises immediately before such relocation, and shall automatically thereafter cover the space to which the Premises have been relocated, as aforesaid, all on the same terms and subject to the same conditions as those set forth in the provisions of this Lease as in effect immediately before such relocation, and all without the necessity of further action by either party hereto. Also, the Base Rental shall be adjusted on the basis of the per square foot rates otherwise in effect, and Tenant's Share of Basic Operating Cost shall be proportionately adjusted, to reflect any difference between the size of the Premises prior to relocation and that after relocation. Each party hereto shall, promptly upon its receipt of a written request therefor from the other, enter into such amendment of this Lease as the requesting party considers reasonably necessary to confirm such relocation.

59. Anti-Terrorism Certification Tenant represents and warrants to Landlord as of the Effective Date of the Lease and throughout the Lease Term that: (a) Tenant is and will continue to be in compliance with the Anti-Terrorism Laws (as defined below); (b) Tenant is not, and will not be, a Prohibited Person (as defined below); (c) Tenant does not and will not knowingly: (A) conduct any business or engage in any transaction or dealing with any Prohibited Person, or (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order 13224 (as defined below); and (d) Tenant has not entered into the Lease directly or indirectly on behalf of, and Tenant is not otherwise acting, directly or indirectly, for or on behalf of any Prohibited Person. Tenant shall promptly notify Landlord if it has reason to believe that any of the foregoing representations and warranties are no longer correct.

For the purposes of this Anti-Terrorism Certification: (a) “Anti-Terrorism Laws” means any laws related to terrorism or money laundering, including Executive Order 13224 and the USA Patriot Act (as defined below), and any regulations promulgated under either of them; (b) “Executive Order 13224” means Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001; (c) “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, bank, joint-stock company, trust, unincorporated organization or government, or an agency or political subdivision thereof; (d) “Prohibited Person” means (A) a Person subject to the provisions of Executive Order 13224; (B) a Person owned or controlled by, or acting for or on behalf of, an entity that is subject to the provisions of Executive Order 13224; (C) a Person with whom Tenant is prohibited from dealing by any of the Anti-Terrorism Laws; (D) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (E) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control; or (F) a Person who is affiliated with a Person described in clauses (A) through (E) above; and (e) “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as may be amended from time to time.

END OF TEXT; SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

Address: 401 Edgewater Place, Suite 200 Wakefield, MA 01880 Attn: Asset Management
LANDLORD:

FSP 505 WATERFORD CORP. ,
a Delaware corporation

By: FSP PROPERTY MANAGEMENT, LLC, its duly authorized asset manager

By:  _________________________
        Name: William S. Friend, Jr.
        Title: Vice President

Address Subsequent to Commencement Date: Suite 455 505 North U.S. Highway 169 Plymouth, Minnesota 55441	TENANT: CAPITAL GROWTH SYSTEMS, INC., a Florida corporation By: _________________________ Name: Title:

Signature Page

EXHIBIT ”A”

PROPERTY DESCRIPTION

Lot 2, Block 1, GROVES OFFICE PARK ANNEX, together with the appurtenant easement(s) contained in Document Nos. 5513371 and 5513372, according to the recorded plat thereof, and situated in Hennepin County, Minnesota

EXHIBIT “B”

FLOOR PLAN

[To be Attached]

EXHIBIT “C”

RULES AND REGULATIONS

Any capitalized terms not defined in this Exhibit ”C” shall have the meaning set forth in the Lease to which this Exhibit ”C” is attached.

1. Sidewalks, doorways, vestibules, halls, stairways, and similar areas shall not be obstructed, nor shall refuse, furniture, boxes or other items be placed therein by Tenant or Tenant's officers, agents, servants, contractors and employees, or used for any purpose other than ingress and egress to and from the Premises, or for going from one part of the Building or Project to another part of the Building or Project. Tenant shall be responsible, at its sole cost, for the removal of any large boxes or crates not used in the ordinary course of business. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways.

2. Canvassing, soliciting, distributing handbills, advertising and peddling in the Building and Project are prohibited.

3. Plumbing fixtures and appliances shall be used only for the purpose for which such were constructed or installed, and no unsuitable material shall be placed therein. The cost of repair of any stoppage or damage to any such fixtures or appliances from misuse on the part of Tenant or Tenant's officers, agents, servants, contractors, employees, guests and customers shall be paid by Tenant, and Landlord shall not in any case be responsible therefor.

4. No signs, directories, posters, advertisements, or notices visible to the public shall be painted or affixed on or to any of the windows or doors, or in corridors or other parts of the Building, except in such color, size, and style, and in such places, as shall be first approved in writing by Landlord. Landlord shall have the right to remove, at the expense of Tenant, all unapproved signs, directories, posters, advertisements or notices following reasonable prior notice to Tenant.

5. Tenant shall not do, or permit anything to be done, in or about the Building or Project, or bring or keep anything therein, that will in any way increase the rate of fire or other insurance on the Building, or on property kept therein, or otherwise increase the possibility of fire or other casualty. No cooking (other than cooking through the use of a microwave oven), including grills or barbecues, shall be permitted within the Premises or on any patio adjoining the Premises.

6. Landlord shall have the power to prescribe the weight and position of heavy equipment or objects which may overstress any portion of the floor of the Premises. All damage done to the Building by the improper placing of such heavy items shall be repaired at the sole expense of Tenant. Tenant shall notify the Building manager when safes or other heavy equipment are to be taken in or out of the Building and the moving of such equipment shall be done only after written permission is obtained from Landlord and shall be performed under such conditions as Landlord may reasonably require.

Exhibit “C”, Rules and Regulations - Page 1

7. Corridor doors, when not in use, shall be kept closed.

8. All movement of furniture and equipment into and out of the Building shall be scheduled through the Building manager and conducted outside of Normal Business Hours. All deliveries must be made via the service entrance and service elevator, when provided, during Normal Business Hours. Any delivery after Normal Business Hours must be coordinated with the Building manager. When conditions are such that Tenant must dispose of crates, boxes, and other such items, Tenant shall dispose of such items prior to or after Normal Business Hours.

9. Tenant shall cooperate with Landlord's employees in keeping the Premises neat and clean.

10. Tenant shall not cause or permit any improper noises in the Building, or allow any unpleasant odors to emanate from the Premises, or otherwise interfere, injure or annoy in any way other tenants, or persons having business with such tenants.

11. No animals or birds shall be brought into or kept in or about the Building, except those assisting the disabled.

12. No machinery of any kind, other than ordinary office machines such as copiers, fax machines, personal computers and related mainframe equipment, electric typewriters and word processing equipment, shall be operated on the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

13. Tenant shall not use or keep in the Building any flammable or explosive fluid or substance (including Christmas trees and ornaments), or any illuminating materials, without the prior written approval of the Building manager.

14. No bicycles, motorcycles or similar vehicles will be allowed in the Building.

15. No nails, hooks, or screws (other than those necessary for hanging artwork, diplomas, poster boards and other such items on interior walls) shall be driven into or inserted in any part of the Building (including doors), except as approved by Landlord.

16. Landlord has the right to evacuate the Building in the event of an emergency or catastrophe. Tenant shall cause its officers, agents and employees to participate in any fire safety or emergency evacuation drills scheduled by Landlord.

17. No food or beverages shall be prepared, cooked or distributed from the Premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed; provided, however, Tenant shall be permitted to install refrigerators, microwave ovens, coffee machines and vending machines for the use of its own employees and guests.

Exhibit “C”, Rules and Regulations - Page 2

18. No additional or replacement locks shall be placed upon any doors without the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. All necessary keys shall be furnished by Landlord. Upon termination of the Lease, Tenant shall return all such keys to Landlord and shall provide the Landlord the combination of all locks on doors or vaults. No duplicates of keys shall be made by Tenant.

19. Tenant will not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets so as to prevent Landlord's personnel or contractors from servicing such units as routine or emergency service may require. Tenant shall pay the cost of moving such furnishings for Landlord's access. Tenant shall instruct all of its employees to refrain from any attempts to adjust thermostats. The lighting and air conditioning equipment of the Building shall be exclusively controlled by Landlord's personnel.

20. No portion of the Building shall be used for the purpose of lodging rooms.

21. Tenant shall obtain Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed, for the installation of window shades, blinds, drapes or any other window treatment or object that may be visible from the exterior of the Building or affect the heating and cooling of the Building. Landlord will control all internal lighting that may be visible from the exterior of the Building and shall have the right to change, at Tenant's expense, any unapproved lighting following reasonable prior notice to Tenant.

22. No supplemental heating, air ventilation or air conditioning equipment, including space heaters and fans, shall be installed or used by Tenant without the prior written consent of Landlord.

23. No smoking shall be permitted within the Premises or anywhere else within Landlord’s Premises, other than those smoking areas designated by the Building manager.

24. No unattended children shall be allowed within Landlord’s Premises.

25. Other than during Normal Business Hours, Building access shall be limited, with the result that access will require entry cards or keys and compliance with Landlord's registration procedures.

26. Landlord reserves the right to rescind any of these Rules and Regulations and make such other and further Rules and Regulations as in its judgment shall from time to time be necessary or advisable for the operation of the Building or Landlord’s Premises, providing that such Rules and Regulations are in writing and uniformly enforced against all other tenants of the Building. Such Rules and Regulations shall be binding upon Tenant upon delivery to Tenant of notice thereof in writing.

Exhibit “C”, Rules and Regulations - Page 3

27. In the event of any inconsistency between these Rules and Regulations and the terms of the Lease, the terms of the Lease shall control.

Exhibit “C”, Rules and Regulations - Page 4

EXHIBIT "D"

TENANT IMPROVEMENTS AGREEMENT

Tenant Improvement Allowance. Except as set forth in this paragraph, no agreement of Landlord to alter, remodel, decorate, clean or improve the Premises, and no representation regarding the condition of the Premises has been made by or on behalf of Landlord or relied upon by Tenant under or by reason of this Amendment, Tenant having agreed to accept the Premises for the Term in an “AS-IS, WHERE-LOCATED” condition.

Notwithstanding the foregoing, and subject to Section 15 of the Lease, in connection with alterations or additions to the Premises undertaken by Tenant as permitted by this Exhibit D (as defined here and below, the “Tenant Work”), Landlord shall pay that portion of the total cost thereof up to an amount equal to Five Thousand Seven Hundred Seventy-Two and 00/100 Dollars ($5,772.00) (the “Tenant Allowance”) (representing the product of $2.00 per rentable square foot contained in the Premises), which may be applied to the following “Tenant Work”: any construction-related costs (including, without limiting the foregoing, (a) costs related to labor and materials related to any demolition, construction, plumbing, carpeting, decorating, and electrical work; and (b) any so-called “soft costs” related to any construction-related costs). In no event shall Landlord pay more than the actual out of pocket costs of the Tenant Work up to the amount of the Tenant Allowance, and Tenant shall be responsible for all other costs thereof. Landlord shall pay the Tenant Allowance to Tenant in one or more increments within thirty (30) days of receipt of a statement therefor from Tenant along with (i) copies of invoices showing payment by Tenant of the Tenant Work then completed, and (ii) lien waivers from all contractors and subcontractors. The Tenant Allowance must be used by Tenant on or before the date that is eighteen (18) months from the date of this Amendment, and Landlord shall retain any unused portion of the Tenant Allowance.

EXHIBIT "E"

LOCATION OF PARKING AREAS

EXHIBIT "F"

FORM OF CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this "Agreement"), dated as of ____________, is entered into by _______________, a ________("Tenant"), and ___________________________________ ("Auditor"), for the benefit of FSP __________________ Corp., a Delaware corporation ("Landlord").

W I T N E S S E T H T H A T:

WHEREAS, in connection with that certain Lease (the "Lease") dated _________________, between Landlord and Tenant, Tenant has the right to hire an independent accounting firm to audit Landlord's books and records pertaining to Basic Operating Costs (as defined in the Lease); and

WHEREAS, it is expected that in connection with such audit, Tenant and Auditor will receive or have access to Confidential Information (defined below); and

WHEREAS, as a condition of Tenant's audit right, Landlord requires that Tenant and Auditor keep confidential the Confidential Information.

NOW, THEREFORE, in consideration of and as a condition of Tenant's audit right and in consideration of payment by Tenant for Auditor's services for performing the audit, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Auditor and Tenant agree as follows, for the benefit of Landlord:

1. Auditor and Tenant acknowledge that the information which Auditor and Tenant may receive in connection with such audit is non-public, confidential and/or proprietary information relating to Landlord, its business operations and Landlord’s Premises, and that Landlord would be irreparably damaged if such information were disclosed to or utilized on behalf of any other person (including Auditor and Tenant), firm, corporation or any other tenant of Landlord’s Premises for any reason other than Tenant's audit of Landlord. Auditor and Tenant agree that any information given to Auditor or Tenant by Landlord during the course of such audit is, and shall remain, property owned by Landlord, and neither Auditor nor Tenant shall have any right in or to such information, other than to use the information for the purposes set forth in the Lease.

2. Auditor and Tenant agree to keep confidential, and agree to cause their employees, associates, agents and advisors to keep confidential, any information belonging to Landlord and any information not generally known to the public about the business and affairs of Landlord, including, without limitation, (a) all books, manuals, records, memoranda, projections, business plans, tenant lists, cost information, contractual relationships, and (b) other information, whether computerized, written or oral, relating specifically or generally to Basic Operating Costs, Landlord’s Premises and the business operations of Landlord (the "Confidential Information").

Exhibit “F”, Confidentiality Agreement

3. Auditor and Tenant each hereby represent and warrant that its internal policies, procedures and practices are adequate to safeguard against any breach of this Agreement by it or its employees, associates, agents and advisors, and Auditor and Tenant each agree to maintain such internal policies, procedures and practices as are necessary to adequately safeguard against a breach of this Agreement.

4. The phrase "to keep confidential," as used herein, means that the information or document, including the content, substance or effect of such information or document, (a) shall not be disclosed or distributed by Auditor or Tenant to any other person, firm, organization or entity, including to any associate, agent, advisor or affiliate of Auditor or Tenant not directly involved in the audit, or to any other tenant of Landlord’s Premises, (b) shall not be utilized by either Auditor or Tenant for any purpose other than as described in the Lease.

5. Notwithstanding anything to the contrary set forth herein, in the event that Auditor or Tenant is required to do so in legal, arbitration, governmental or regulatory proceedings, Auditor or Tenant may disclose only that portion of the Confidential Information which its counsel advises in writing that it is legally compelled to disclose and will exercise its best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information even after such disclosure.

6. Auditor and Tenant acknowledge that the subject matter of this Agreement is unique and that no adequate remedy at law would be available for breach of the obligations specified herein. Accordingly, in the event of a breach or threatened breach by Auditor or Tenant of the provisions of this Agreement, Landlord shall, in addition to any other rights and remedies available to it, at law or in equity, be entitled to injunctive relief by a court or agency of competent jurisdiction enjoining and restraining the violating party from committing or continuing any violation of this Agreement.

7. Any waiver by Landlord of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or of any other provision hereof.

8. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent possible, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

9. This Agreement shall be binding upon Tenant, Auditor and their successors and assigns for the benefit of Landlord, and shall be fully enforceable by Landlord against Tenant, Auditor and their successors and assigns.

Exhibit “F”, Confidentiality Agreement

10. This Agreement may be amended or modified in whole or in part, only by an instrument in writing signed by Landlord, Tenant and Auditor.

11. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of _______, without regard to conflicts of law principles. Venue for any action arising herefrom shall be in ______ County, _____________, and the parties hereto submit themselves to the jurisdiction of the state and federal courts of _________ County, ___________.

IN WITNESS WHEREOF, Tenant and Auditor have duly executed this Agreement as of the date first above written.

TENANT:

AUDITOR:

Exhibit “F”, Confidentiality Agreement

EXHIBIT “G”

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Exhibit “G”, Renewal Option - Page 1

EXHIBIT “H”

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EXHIBIT “I”

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EXHIBIT “J”

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 EXHIBIT “K”

EXHIBIT “L”

EXHIBIT “M”

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